Exhibit 10.3

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of July 24, 2017
among
KILROY REALTY, L.P.
JPMORGAN CHASE BANK, N.A.,
as Bank and as Administrative Agent for the Banks,
JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED OR ITS AFFILIATE and WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners,

PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers

BANK OF AMERICA, N.A.,
as Bank and Syndication Agent,

WELLS FARGO BANK, N.A., PNC BANK, NATIONAL ASSOCIATION,
U.S. BANK NATIONAL ASSOCIATION, BANK OF THE WEST, BARCLAYS BANK PLC,
COMPASS BANK, MUFG UNION BANK, N.A., ROYAL BANK OF CANADA and
SUMITOMO MITSUI BANKING CORPORATION,
as Banks and Co-Documentation Agents,
and
THE BANKS LISTED HEREIN

i

(continued)

ii

(continued)

iii

(continued)

		Page
Section 9.22	No Fiduciary Duty, etc.	115
Section 9.23	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	116

iv

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Term Note
Exhibit A-3	-	Form of Designated Lender Note
Exhibit B	-	Unencumbered Asset Pool Properties (Fee Interests)
Exhibit C	-	Unencumbered Asset Pool Properties (Leasehold Interests)
Exhibit D	-	Form of Assignment and Assumption Agreement
Exhibit E	-	Form of Money Market Quote Request
Exhibit F	-	Form of Invitation for Money Market Quotes
Exhibit G	-	Form of Money Market Quote
Exhibit H	-	Form of Designation Agreement
Exhibit I-1	-	Form of U.S. Tax Compliance Certificate
Exhibit I-2	-	Form of U.S. Tax Compliance Certificate
Exhibit I-3	-	Form of U.S. Tax Compliance Certificate
Exhibit I-4	-	Form of U.S. Tax Compliance Certificate

Schedule 1A	-	Loan Commitments
Schedule 1B	-	Swingline Commitments and Swingline Lender Notice Information
Schedule 1C	-	Letter of Credit Commitments and Fronting Bank Notice Information
Schedule 4.22	-	Labor Matters
Schedule 5.16	-	Specified Unencumbered Real Property Assets; Specified Norges JV Assets

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 24, 2017, among KILROY REALTY, L.P. (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Bank and as Administrative Agent for the Banks (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as Joint Lead Arranger and Joint Bookrunner, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED OR ITS AFFILIATE, as Joint Lead Arranger and Joint Bookrunner, WELLS FARGO SECURITIES, LLC, as Joint Lead Arranger and Joint Bookrunner, PNC BANK, NATIONAL ASSOCIATION, as Joint Lead Arranger, U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arranger, BANK OF AMERICA, N.A., as Bank and Syndication Agent, WELLS FARGO BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION, BANK OF THE WEST, BARCLAYS BANK PLC, COMPASS BANK, MUFG UNION BANK, N.A., ROYAL BANK OF CANADA and SUMITOMO MITSUI BANKING CORPORATION, as Banks and Co-Documentation Agents, and the BANKS listed on the signature pages hereof (the “Banks”).

RECITALS

WHEREAS, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto are parties to an Amended and Restated Credit Agreement dated as of June 23, 2014 (the “Existing Credit Agreement”);
WHEREAS, the parties wish to amend and restate the Existing Credit Agreement in its entirety.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:
ARTICLE I

DEFINITIONS
Section 1.1Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.
"Acquisition Property" means, as of any date of determination, any Real Property Assets acquired within such fiscal quarter and/or the immediately preceding three fiscal quarters.

“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Adjusted Annual EBITDA” means, for any period, Annual EBITDA for such period, minus the sum of (a) interest income other than interest income from mortgage notes not in excess of $10,000,000 per annum, and (b) a management fee reserve in an amount equal to 3% of consolidated total revenue (after deduction of interest income of the Borrower and its subsidiaries for such period), plus the sum of (a) general and administrative expenses for such period to the extent included in Annual EBITDA and (b) actual management fees relating to Real Property for such period.
“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.7(b).
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.
“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall (x) the Administrative Agent or any Bank or (y) any other Person that is engaged in the business of making commercial loans (including revolving loans) in the ordinary course of business and for which the General Partner or the Borrower does not, directly or indirectly, possess the power to cause the direction of the investment policies of such Person be deemed to be an Affiliate of the Borrower.
“Agency Site” means the Electronic System established by the Administrative Agent to administer this Agreement.
“Agent Party” has the meaning set forth in Section 9.1(d)(ii).
“Agreement” means this Second Amended and Restated Credit Agreement, as the same may from time to time hereafter be modified, supplemented or amended.
“Aggregate Exposure” means, with respect to any Bank at any time, an amount equal to the sum of (i) the amount of such Bank’s Term Loan Commitment then in effect plus the aggregate then unpaid principal amount of such Bank’s Term Loans and (ii) the amount of such Bank’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Bank’s outstanding Revolving Loans.
“Aggregate Exposure Percentage” means, with respect to any Bank at any time, the ratio (expressed as a percentage) of such Bank’s Aggregate Exposure at such time to the Aggregate Exposures of all Banks at such time.
“Annual EBITDA” means, measured as of the last day of each calendar quarter (and without duplication), an amount derived from (i) total revenues relating to all Real Property Assets of the Borrower, the General Partner and their Consolidated Subsidiaries or to the Borrower’s or the General Partner’s interest in Minority Holdings for the previous four consecutive calendar quarters including the quarter then ended, on an accrual basis without giving effect to the straight-lining of rents, plus (ii) interest and other income of the Borrower, the General Partner and their Consolidated Subsidiaries, including, without limitation, real estate service revenues, for such period, plus (iii) nonrecurring extraordinary losses (including losses from the sale of Real Property Assets and/or early extinguishment of Debt or the forgiveness of Debt) for such period, plus (iv) non-cash compensation expense for such period not in excess of $15,000,000 per annum, plus (v) costs and expenses incurred during such period with respect to acquisitions consummated during such period, less (vi) total operating expenses and other expenses relating to such Real Property Assets and to the Borrower’s and the General Partner’s interest in Minority Holdings for such period (other than interest, taxes, depreciation, amortization, and other non-cash items), less (vii) total corporate operating expenses (including general overhead expenses) and other expenses of the Borrower, the General Partner, their Consolidated Subsidiaries and the Borrower’s and the General Partner’s interest in Minority Holdings (other than interest, taxes, depreciation, amortization and other non-cash items), less (viii) gains from discontinued operations and extraordinary gains for such period, plus (ix) extraordinary losses for such period and less (x) nonrecurring extraordinary gains (including gains from the sale of Real Property Assets and/or the early extinguishment of Debt or the forgiveness of Debt) for such period. For purposes of this Agreement, Annual EBITDA shall be deemed to include only the Borrower’s pro rata share (such share being based upon the Borrower’s percentage ownership interest as shown on the Borrower’s annual audited financial statements) of the Annual EBITDA of any Person in which the Borrower, directly or indirectly, owns an interest.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or money-laundering.
“Applicable Interest Rate” means the lesser of (x) the rate at which the interest rate applicable to any floating rate Debt could be fixed, at the time of calculation, by the Borrower entering into an unsecured interest rate swap agreement (or, if such rate is incapable of being fixed by entering into an unsecured interest rate swap agreement at the time of calculation, a reasonably determined fixed rate equivalent), and (y) the rate at which the interest rate applicable to such floating rate Debt is actually capped, at the time of calculation, if the Borrower has entered into an interest rate cap agreement with respect thereto or if the documentation for such Debt contains a cap.
“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans and Swingline Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office, and (iii) in the case of its Money Market Loans, its Money Market Lending Office.
“Applicable Margin” means, (a) with respect to each Revolving Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table:

Range of Borrower’s Credit Rating*	Applicable Margin for Euro-Dollar Revolving Loans (% per annum)	Applicable Margin for Base Rate Revolving Loans (% per annum)

A-/A3 or better	0.825%	—%
BBB+/Baal	0.875%	—%
BBB/Baa2	1%	—%
BBB-/Baa3	1.2%	0.2%
<BBB-/Baa3 or unrated	1.55%	0.55%
(b) with respect to each Term Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table:

Range of Borrower’s Credit Rating*	Applicable Margin for Euro-Dollar Term Loans (% per annum)	Applicable Margin for Base Rate Term Loans (% per annum)
A-/A3 or better	0.900%	0.000%
BBB+/Baal	0.950%	0.000%
BBB/Baa2	1.100%	0.100%
BBB-/Baa3	1.350%	0.350%
<BBB-/Baa3 or unrated	1.750%	0.750%

* Applicable rating for purposes of determining the Applicable Margin is Borrower’s Credit Rating and if there are only two Borrower’s Credit Ratings, then it will be the higher of the two. In the event that the Borrower’s Credit Ratings are more than one level apart, the median rating will be used. If there are three Borrower’s Credit Ratings and such ratings are split, then, if the difference between the highest and lowest is one level apart, it will be the highest of the three, but if the difference is more than one level, the rating will be the average of the two highest (or if such average is not a recognized category, then the second highest rating will be used). If there is only one Borrower’s Credit Rating, the Applicable Margin shall be based on such rating.
Should Borrower (or General Partner) lose its Investment Grade Rating from both S&P and Moody’s, pricing will revert to the unrated portion of the table above. Upon reinstatement of such Investment Grade Rating from either S&P or Moody’s, pricing will revert to the rated pricing table above.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
“Assignee” has the meaning set forth in Section 9.6(c).
“Availability Period” has the meaning set forth in Section 2.9.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and each Designated Lender; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Committed Revolving Loan, the Revolving Commitments or terms relating to the Committed Revolving Loans and the Revolving Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Money Market Loan shall, subject to Section 9.6(d), have the rights (including the rights given to a Bank contained in Section 9.3 and otherwise in Article 9) and obligations of a Bank associated with holding such Money Market Loan.
“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate, (ii) the NYFRB Rate +.50% and (iii) one-month London Interbank Offered Rate (determined as though the interest period commenced as of the date of determination and based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one-month Interest Period, the Interpolated Rate)) + 1%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the London Interbank Offered Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the London Interbank Offered Rate, respectively.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article VIII.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” means Kilroy Realty, L.P. and its successors.
“Borrower’s Credit Rating” means the rating assigned by the Rating Agencies to the General Partner’s or the Borrower’s senior unsecured long term indebtedness, or if no such rating is available, then the General Partner’s or the Borrower’s issuer rating.
“Borrowing” has the meaning set forth in Section 1.3.
“Capital Expenditures” means, for any period, the sum of all recurring expenditures on capital improvements (whether paid in cash or accrued as a liability) by the Borrower which are capitalized on the consolidated balance sheet of the Borrower in conformity with GAAP, but less (i) all expenditures made with respect to the acquisition by the Borrower and its Consolidated Subsidiaries of any interest in real property within nine months after the date such interest in real property is acquired and (ii) capital expenditures made from the proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments received during such period by Borrower or any of its Consolidated Subsidiaries from third parties.
“Cash or Cash Equivalents” means (i) cash, (ii) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by banks rated AA or better by S&P or Aa2 by Moody’s and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities, (iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s, and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P, or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by banks which have a long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures, and loan participations, each of which is rated at least AA by S&P, and/or Aa2 by Moody’s, and/or unconditionally guaranteed by an AA rating by S&P, an Aa2 rating by Moody’s, or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of a bank with a long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, (viii) real estate loan pool participations, guaranteed by an entity with an AA rating given by S&P or an Aa2 rating given by Moody’s, or better rated credit, and (ix) shares of any mutual fund that has its assets primarily invested in the types of investments referred to in clauses (i) through (v).
“Change in Law” has the meaning set forth in Section 8.3.

“Charges” has the meaning set forth in Section 9.19.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are Revolving Loans or Term Loans.
“Closing Date” has the meaning set forth in Section 3.1.
“Commitment” means, with respect to each Bank, its Revolving Commitment and/or its Term Loan Commitment, as the context may require.
“Commitment Percentage” means, with respect to each Bank, its Revolving Commitment Percentage and/or its Term Loan Commitment Percentage, as the context may require.

“Committed Borrowing” means a Committed Revolving Borrowing and/or a Committed Term Borrowing, as the context may require.
“Committed Loans” means Committed Revolving Loans and/or Committed Term Loans, as the context may require.
“Committed Revolving Borrowing” has the meaning set forth in Section 1.3.
“Committed Revolving Loan” means a Revolving Loan made by a Bank pursuant to Section 2.1(a); provided that, if any such Revolving Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Revolving Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Committed Term Borrowing” has the meaning set forth in Section 1.3.
“Committed Term Loan” means a Term Loan made by a Bank pursuant to Section 2.1(b) or Section 9.17; provided that, if any such Term Loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Term Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Communications” has the meaning set forth in Section 9.1(d)(ii).
“Completion of Construction” means the issuance of a temporary or permanent certificate of occupancy for the improvements under construction, permitting the use and occupancy thereof for their regular intended uses.
“Connection Income Taxes” means Other Connection Taxes (which, for the avoidance of doubt, shall include Taxes imposed on one of the jurisdictional bases described in subsection (a)(i) of the definition of Excluded Taxes) that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity which is consolidated with the Borrower in accordance with GAAP.
“Contingent Obligation” as to any Person means, without duplication, (i) any guaranty of the principal of the Debt of any other Person, (ii) any contingent obligation of such Person with respect to Debt of any other Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (iii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any non-recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (iii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 4.4 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom the Borrower owns an interest (which guarantees are non-recourse to the Borrower), to the extent the guarantees, in the aggregate, exceed 15% of total real estate investments of such Person, the amount in excess of 15% shall be deemed to be a Contingent Obligation of the Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Debt of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Debt of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, each Fronting Bank, each Swingline Lender or any other Bank.
“Debt” of any Person (including Minority Holdings) means, without duplication, (A) (i) the face amount of all indebtedness of such Person for borrowed money or for the deferred purchase price of property or any asset (other than current trade payables and accrued expenses payable in the ordinary course of business) and, (ii) the face amount of all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (C) as shown on such Person’s balance sheet, all Contingent Obligations of such Person with respect to Debt of another other Person, (D) all “mark to market” liabilities of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) or other hedging agreements and currency swaps and foreign exchange contracts or similar agreements. For purposes of this Agreement, Debt (other than Contingent Obligations of the Borrower, General Partner or their Wholly-Owned Subsidiaries and Minority Holdings) of the Borrower (or the Borrower, the General Partner and their Consolidated Subsidiaries and Minority Holdings on a consolidated basis) shall be deemed to include only the Borrower's pro rata share (such share being based upon the Borrower's percentage ownership interest as shown on the Borrower's annual audited financial statements) of the Debt of any Person in which the Borrower, directly or indirectly, owns an interest, provided that such Debt is nonrecourse, both directly and indirectly, to the Borrower.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Bank that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a (A) Bankruptcy Event or (B) a Bail-In Action.
“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 9.6(d), and (ii) is not otherwise a Bank.
“Designated Lender Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-3 hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Lenders, and “Designated Lender Note” means any one of such promissory notes issued under Section 9.6(d) hereof.
“Designating Lender” shall have the meaning set forth in Section 9.6(d) hereof.
“Designation Agreement” means a designation agreement in substantially the form of Exhibit H attached hereto, entered into by a Bank and a Designated Lender and accepted by the Administrative Agent.
“Development Properties” means any Real Property Assets which are 100% owned in fee (or leasehold pursuant to a Financeable Ground Lease) by the Borrower, the General Partner or any of their Consolidated Subsidiaries or any Minority Holdings and which are not subject to any Lien (other than Permitted Liens), and which are under development or redevelopment, provided that Real Property Assets shall cease to be Development Properties as of the earlier to occur of (a) the date which is eighteen (18) months after Completion of Construction thereof, and (b) the first fiscal quarter in which the occupancy rate of the applicable Development Property has averaged eighty-five percent (85%) or more.
“Dollar” and “$” mean dollars which are the lawful money of the United States.
“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City and Los Angeles are authorized by law to close.
“Domestic Lending Office” means, as to each Bank, its office located within the United States at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office within the United States as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent; provided that no Bank shall be permitted to change its Domestic Lending Office if as a result of such change either (i) pursuant to the provisions of Section 8.1 or Section 8.2, Borrower would be unable to maintain any Loans as Euro-Dollar Loans; or (ii) Borrower would be required to make any payment to such Bank pursuant to the provisions of Section 8.3 or Section 8.4.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member

Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender) or any Affiliate or Approved Fund thereof or (b) one or more banks, finance companies, insurance or other financial institutions which (1) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent, and (2) has total assets in excess of Ten Billion Dollars ($10,000,000,000).
“Environmental Affiliate” means any partnership, or joint venture, trust or corporation in which an equity interest is owned by the Borrower, either directly or indirectly.
“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws by a court or governmental agency having jurisdiction.
“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damage, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case as to which could reasonably be expected to have a Material Adverse Effect.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Material of Environmental Concern or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Material of Environmental Concern or hazardous wastes or the clean-up or other remediation thereof.
“Environmental Report” has the meaning set forth in Section 4.7.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro-Dollar Borrowing” has the meaning set forth in Section 1.3.
“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent; provided that no Bank shall be permitted to change its Euro-Dollar Lending Office if as a result of such change either (i) pursuant to the provisions of Section 8.1 or Section 8.2, Borrower would be unable to maintain any Loans as Euro-Dollar Loans; or (ii) Borrower would be required make any payment to such Bank pursuant to the provisions of Sections 8.3 or Section 8.4.
“Euro-Dollar Loan” means a Committed Loan to be made by a Bank as a Loan bearing interest at the Adjusted London Interbank Offered Rate in accordance with the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.
“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.7(b).
“Event of Default” has the meaning set forth in Section 6.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.7(b)) or (ii) in the case of a Bank, such Bank changes its lending office, except in each case to the extent that, pursuant to Section 8.4, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.4(f) and (d) any Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the recitals.

“Existing Loan Facility” has the meaning set forth in Section 2.19(a).

“Existing Term Loan Agreement” means the Term Loan Agreement, dated as of July 31, 2014, by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto from time to time.

“Extended Loans” has the meaning set forth in Section 2.19(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.19(a).

“Extending Lender” has the meaning set forth in Section 2.19(b).

“Extension” has the meaning set forth in Section 2.19(a).

“Extension Election” has the meaning set forth in Section 2.19(b).

“Extension Request” has the meaning set forth in Section 2.19(a).
“Facility” means each of the Term Loan Facility and the Revolving Credit Facility, and collectively, the “Facilities”.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement; provided, that if the definition of FATCA as generally accepted by major financial institutions in the REIT finance market shall change, the Banks agree to act in good faith to amend this definition so that it is consistent with such accepted definition.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
“Financeable Ground Lease” means (x) a ground lease reasonably satisfactory to the Required Banks, or (y) a ground lease which provides (i) for a remaining term of not less than 25 years (including options and renewals), (ii) that the ground lease will not be terminated until any leasehold mortgagee shall have received notice of a default and has had a reasonable opportunity to cure the same or complete foreclosure, and has failed to do so, (iii) for a new lease on substantially the same terms to any leasehold mortgagee recognized under such ground lease as tenant if the ground lease is terminated for any reason, (iv) for non-merger of the fee and leasehold estates, and (v) transferability of the tenant’s interest under the ground lease, subject only to the landlord’s reasonable approval. Notwithstanding the foregoing, it is hereby agreed that the ground lease with respect to the Real Property Asset commonly known as “Kilroy Airport Center, Long Beach, California”, shall be deemed to be a “Financeable Ground Lease”.
“Fitch” means Fitch, Inc. or any successor thereto.
“FMV Cap Rate” means (a) 6.00% for any office property (including any retail component in a mixed-use office project where the retail component contributes less than 15% of such project’s total revenues), (b) 6.00% for any multi-family residential property and (c) 6.75% for any retail property (other than any retail component of a mixed-use office property described in clause (a) above).
“Foreign Bank” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Bank” shall mean each of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, N.A. and any other Bank that agrees to act as a Fronting Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 9.6. Any Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Fronting Bank, in which case the term “Fronting Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Fronting Bank’ shall be deemed to be a reference to the relevant Fronting Bank.
“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession within the United States, which are applicable to the circumstances as of the date of determination.
“General Partner” means Kilroy Realty Corporation, a Maryland corporation.
“Governmental Authority” means any Federal, state or local government or any other political subdivision thereof or agency exercising executive, legislative, judicial, regulatory or administrative functions having jurisdiction over the Borrower or any Real Property Asset.
“Group of Loans” means, at any time, a group of Loans for each Class of Loan consisting of (i) all Committed Loans of such Class which are Base Rate Loans at such time, or (ii) all Committed Loans of such Class which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.4, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
“Guaranty” means the Second Amended and Restated Guaranty, of even date herewith, made by the General Partner.
“Impacted Interest Period” has the meaning set forth in Section 2.7(b).
“Increased Amount Date” has the meaning set forth in Section 9.17(a).
“Incremental Commitments” has the meaning set forth in Section 9.17(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.3(b).
“Initial Funding Date” means the Closing Date on which all of the conditions described in Sections 3.1 and 3.2 have been satisfied (or waived) in a manner satisfactory to the Administrative Agent and the Banks and on which the initial Loans under this Agreement are made by the Banks to the Borrower.
“Interest Period” means: (i) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Committed Borrowing or of any Notice of Interest Rate Election with respect to such Committed Borrowing and ending one, two, three, six or, if available from all of the Banks, twelve months thereafter (or a period of seven (7) days, not more frequently than twice in any calendar quarter, unless any Bank has previously advised the Administrative Agent and the Borrower that it does not accept, in its sole discretion, the Offered Rate), as the Borrower may elect in the applicable Notice of Committed Borrowing or Notice of Interest Rate Election; provided that:
(a)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar

Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;
(b)    any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and
(c)    any Interest Period which would otherwise end after the applicable Maturity Date shall end on the applicable Maturity Date.

(ii)with respect to each Base Rate Borrowing, the period commencing on the date of such Committed Borrowing or Notice of Interest Rate Election and ending 30 days thereafter; provided that any Interest Period which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and provided that any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.
(iii)with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending one, two, three or, if available from all applicable Banks, six months thereafter, as the Borrower may elect in the applicable Notice of Money Market Borrowing in accordance with Section 2.3; provided that:

(a)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;
(b)    any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month;
(c)    if any Interest Period includes a date on which a payment of principal of Loans is required to be made under Section 2.10 but does not end on such date, then (i) the principal amount (if any) of each Money Market LIBOR Loan required to be repaid on such date and (ii) the remainder (if any) of each such Money Market LIBOR Loan shall have an Interest Period determined as set forth above; and
(d)    any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.
(iv)with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 14 days nor more than 180 days) as the Borrower may elect in accordance with Section 2.3; provided that:
(a)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day;
(b)    if any Interest Period includes a date on which a payment of principal of Loans is required to be made under Section 2.10 but does not end on such date, then (i) the principal amount (if any) of each Money Market Absolute Rate Loan required to be repaid on such date and (ii) the remainder (if any) of each such Money Market Absolute Rate Loan shall have an Interest Period determined as set forth above; and
(c)    any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for U.S. Dollars that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that Screen Rate is available for U.S. Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“IntraLinks” means an electronic service provider that provides a secure means to post information via the internet, at all times accessible by the Administrative Agent and the Banks.
“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt, or if no such rating has been issued, a “shadow” rating, of BBB- or better from S&P, and a rating or “shadow” rating of Baa3 or better from Moody’s or a rating or “shadow” rating equivalent to the foregoing from Fitch. Any such “shadow” rating shall be evidenced by a letter from the applicable Rating Agency or by such other evidence as may be reasonably acceptable to the Administrative Agent (as to any such other evidence, the Administrative Agent shall present the same to, and discuss the same with, the Banks).
“Joint Bookrunner” shall mean each of JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Wells Fargo

Securities, LLC in their respective capacities as joint bookrunner, and their respective successors in such capacity.
“Joint Lead Arranger” shall mean each of JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bank National Association in their respective capacities as joint lead arranger, and their respective successors in such capacity.
“LC Disbursement” means a payment made by a Fronting Bank pursuant to a Letter of Credit.
“Letter(s) of Credit” has the meaning provided in Section 2.2(b).
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by and acceptable to the applicable Fronting Bank; in the event of any inconsistency between the terms of such Letter of Credit Application and this Agreement, the terms of this Agreement shall be controlling.
“Letter of Credit Collateral” has the meaning provided in Section 6.4.
“Letter of Credit Collateral Account” has the meaning provided in Section 6.4.
“Letter of Credit Commitment” means, with respect to each Fronting Bank, the commitment of such Fronting Bank to issue Letters of Credit hereunder. The initial amount of each Fronting Bank’s Letter of Credit Commitment is set forth on Schedule 1C, or if a Fronting Bank has entered into an Assignment and Assumption Agreement in the form of Exhibit D, the amount set forth for such Fronting Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.
“Letter of Credit Documents” has the meaning provided in Section 2.17.
“Letter of Credit Usage” means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of the Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit.
“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.3.
“LIBO Screen Rate” has the meaning set forth in Section 2.7(b).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, each of the Borrower and any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” means a Revolving Loan and/or a Term Loan, as the context may require.
“Loan Documents” means this Agreement, the Notes, the Guaranty, the Letter(s) of Credit, the Letter of Credit Documents and any related documents.
“Loan Extension Amendment” has the meaning set forth in Section 2.19(c).
“London Interbank Offered Rate” has the meaning set forth in Section 2.7(b).
“Majority Facility Banks” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the aggregate unpaid principal amount of the Revolving Loans, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility prior to any termination of the Revolving Commitments, the holders of more than 50% of the Revolving Commitments, and, in the case of the Term Loan Facility, prior to the end of the Term Loan Commitment Period, the holders of more than 50% of the aggregate amount of (x) outstanding Term Loans and (y) undrawn Term Loan Commitments).
“Mandatory Borrowing” has the meaning set forth in Section 2.18(b)(iii).
“Margin Stock” shall have the meaning provided such term in Regulation U, Regulation T and Regulation X of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties or assets of the Borrower, General Partner and their Consolidated Subsidiaries, taken as a whole or (ii) the ability of the Borrower to perform its obligations hereunder in all material respects, including to pay interest and principal.
“Material of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, and toxic, radioactive, caustic or otherwise hazardous substances, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.
“Material Plan” means at any time a Plan having aggregate Unfunded Liabilities in excess of $5,000,000.
“Material Subsidiary” means any Subsidiary of the Borrower and/or the General Partner to which 10% or more of Total Asset Value is attributable.
“Maturity Date” means the Revolving Credit Maturity Date and/or a Term Loan Maturity Date, as the context may require.
“Maximum Rate” has the meaning set forth in Section 9.19.

“Minority Holdings” means partnerships, limited liability companies and corporations held or owned by the Borrower which are not consolidated with the Borrower on its financial statements.
“Money Market Absolute Rate” has the meaning set forth in Section 2.3(d)(ii)(4).
“Money Market Absolute Rate Loan” means a Revolving Loan to be made by a Bank pursuant to an Absolute Rate Auction.
“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.
“Money Market LIBOR Loan” means a Revolving Loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 2.3).
“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.
“Money Market Margin” has the meaning set forth in Section 2.3(d)(ii)(3).
“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.
“Money Market Quote Request” means a, invitation substantially in the form of Exhibit E hereto.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“New Acquisition” shall mean any Real Property Asset acquired after the date hereof.
“New Revolving Commitments” has the meaning set forth in Section 9.17(a).
“New Revolving Credit Bank” has the meaning set forth in Section 9.17(a).

“New Term Loan Commitments” has the meaning set forth in Section 9.17(a).
“New Term Loan” has the meaning set forth in Section 9.17(e).
“New Term Loan Bank” has the meaning set forth in Section 9.17(a).
“Non-Recourse Debt” means Debt of the Borrower or the General Partner on a consolidated basis for which the right of recovery of the obligee thereof is limited to recourse against the Real Property Assets securing such Debt (subject to such limited exceptions to the non-recourse nature of such Debt such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions at the time of the incurrence of such Debt).
“Notes” means, collectively, the promissory notes of the Borrower, each substantially in the form of Exhibit A-1 or A-2 hereto, evidencing the obligation of the Borrower to repay the Loans, together with any Designated Lender Notes, and “Note” means any one of such promissory notes issued hereunder.
“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Money Market Borrowing.
“Notice of Committed Borrowing” has the meaning set forth in Section 2.2.
“Notice of Interest Rate Election” has the meaning set forth in Section 2.15(a).
“Notice of Money Market Borrowing” has the meaning set forth in Section 2.3(f).
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to any Bank under or in connection with this Agreement or any other Loan Document, including, without limitation, (i) the outstanding principal amount of the Committed Loans at such time, plus (ii) the Letter of Credit Usage at such time, plus (iii) the outstanding principal amount of any Money Market Loans at such time.
“Offered Rate” means a rate per annum quoted by the Administrative Agent, plus the Applicable Margin for the applicable Class of Euro-Dollar Loans, for an Interest Period of seven (7) days.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).
“Outstanding Balance” means, the sum of (i) the aggregate outstanding and unpaid principal balance of all Revolving Loans and (ii) the Letter of Credit Usage.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Euro-Dollar Borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.
“Participant Register” has the meaning set forth in Section 9.6(b).
“Participant” has the meaning set forth in Section 9.6(b).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Liens” means (a) Liens in favor of the Borrower or the General Partner on all or any part of the assets of Subsidiaries of the Borrower or the General Partner, as applicable, provided that (i) the Debt to which such Lien relates is held by the Borrower, (ii) such Debt is not otherwise pledged or encumbered, and (iii) no more than 5% of the Unencumbered Asset Pool Properties Value may be subject to any such Liens; (b) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, completion bonds, government contracts or other obligations of a like nature, including Liens in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt) and other similar obligations incurred in the ordinary course of business; (c) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (d) Liens on property of the Borrower, the General Partner or any Subsidiary thereof in favor of the Federal or any state government to secure certain payments pursuant to any contract, statute or regulation; (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower, the General Partner or any Subsidiary thereof and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by the Borrower, the General Partner or any Subsidiary thereof; (f) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other Liens imposed by law and arising in the ordinary course of business, for sums due and payable which are not then past due (or which, if past due, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by GAAP); (g) Liens not otherwise permitted by this definition and incurred in the ordinary course of business of any or all of the Borrower, the General Partner or any Subsidiary thereof with respect to obligations which do not exceed $500,000 in principal amount in the aggregate at any one time outstanding; and (h) the interests of lessees and lessors under leases of real or personal property made in the ordinary course of business which would not have a Material Adverse Effect.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Prime Rate” means the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its Prime Rate.
“Qualified Institution” has the meaning set forth in Section 9.17(b).
“Qualified Subsidiary” means (a) a wholly-owned direct or indirect Subsidiary of the Borrower and/or the General Partner or (b) a Subsidiary of the Borrower (i) in which the Borrower owns at least 75% of the equity interests of such Subsidiary (other than the Subsidiary that owns the Specified Norges JV Assets, as long as such subsidiary is a Consolidated Subsidiary), (ii) for which the Borrower has sole control over all major decisions made by such Subsidiary (including, without limitation, decisions to sell or encumber property) (other than the Subsidiary that owns the Specified Norges JV Assets, as long as such subsidiary is a Consolidated Subsidiary) and (iii) for which the Borrower possesses ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of such Subsidiary.
“Quotation Date” has the meaning set forth in Section 2.7(b).
“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.
“Real Property Assets” means as of any time, the real property assets owned directly or indirectly by the Borrower, the General Partner, Minority Holdings and/or their Consolidated Subsidiaries at such time, and “Real Property Asset” means any one of them.
“Recipient” means (a) the Administrative Agent, (b) any Bank and (c) any Fronting Bank, as applicable.
“Recourse Debt” shall mean Debt of the Borrower, the General Partner or any Consolidated Subsidiary that is not Non-Recourse Debt.
“Register” has the meaning set forth in Section 9.6(g).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulatory Change” has the meaning set forth in Section 8.3(a).
“REIT” has the meaning set forth in Section 3.1(o).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, deposit, discharge, leaching or migration.
“Required Banks” means, at any time, Banks having at least fifty-one percent (51%) of the aggregate amount of (x) the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding Notes evidencing at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Revolving Loans (provided, that in the case of Swingline Loans, the amount of each Revolving Credit Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lenders shall be considered for purposes hereof as reduced by the amount of such funded participation interests) plus (y) the outstanding Term Loans plus (z) undrawn Term Loan

Commitments; provided, however, that no Defaulting Lender shall be permitted to vote on any matter requiring the vote of the Required Banks and for purposes of determining the Required Banks, the Commitment of such Bank or the unpaid principal amount of Loans evidenced by Notes held by such Bank, as applicable, shall not be counted.
“Required Revolving Credit Banks” means, at any time, Revolving Credit Banks having at least fifty-one percent (51%) of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding Notes evidencing at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Revolving Loans (provided, that in the case of Swingline Loans, the amount of each Revolving Credit Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lenders shall be considered for purposes hereof as reduced by the amount of such funded participation interests); provided, however, that no Defaulting Lender shall be permitted to vote on any matter requiring the vote of the Required Revolving Credit Banks and for purposes of determining the Required Revolving Banks, the Revolving Commitment of such Revolving Credit Bank or the unpaid principal amount of Revolving Loans evidenced by Notes held by such Revolving Credit Bank, as applicable, shall not be counted.
“Revolving Commitment” means, with respect to each Bank, the commitment of such Bank to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as the maximum aggregate amount of such commitment, as such amount may be reduced from time to time pursuant to Sections 2.10(b) and 2.11(f), or increased pursuant to Section 9.17 (and including any Extended Revolving Commitment). The initial amount of each Bank’s Revolving Commitment is set forth on Schedule 1A, the Additional Credit Extension Amendment or in the Assignment and Assumption Agreement pursuant to which such Bank shall have assumed its Revolving Commitment.
“Revolving Commitment Percentage” means, with respect to any Revolving Credit Bank, the percentage of the total Revolving Commitments represented by such Bank’s Revolving Commitment. If the Revolving Commitments have expired or terminated, the Revolving Commitment Percentages shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.
“Revolving Credit Banks” means the Banks that hold a Revolving Commitment.
“Revolving Credit Facility” means the Revolving Commitments and the Revolving Loans and Swingline Loans made, and Letters of Credit issued, thereunder.
“Revolving Credit Maturity Date” means July 31, 2022, subject to extension (with respect to Extended Revolving Commitments and Revolving Loans that are Extended Loans only) as provided in Section 2.19.
“Revolving Loan” means a Base Rate Loan, a Euro-Dollar Loan, a Money Market Loan or a Swingline Loan and “Revolving Loans” means Base Rate Loans, Euro-Dollar Loans, Money Market Loans or Swingline Loans or any combination of the foregoing (including any Extended Loans that are Revolving Loans).

“Revolving Loan Amount” means the sum of the Revolving Commitments, which amount initially is Seven Hundred Fifty Million and 00/100 Dollars ($750,000,000) (as adjusted pursuant to Sections 2.11(f) and 9.17).
“S&P” means S&P Global Ratings, or any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person fifty percent (50%) or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Secured Debt” means the portion of Total Debt that is secured by a Lien on real property.
“Separate Parcel” means a Real Property Asset that is a single, legally subdivided, separately zoned parcel that can be legally transferred or conveyed separate and distinct from any other Real Property Asset without benefit of any other Real Property Asset.
“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Debts of such Person.
“Specified Norges JV Assets” means the assets listed on Schedule 5.16 as “Specified Norges JV Assets”.
“Specified Unencumbered Real Property Asset” means those specific Real Property Assets listed on Schedule 5.16 as “Specified Unencumbered Real Property Assets” (as such schedule may be updated by the Borrower for substitute properties with prior written notice to the Administrative Agent accompanied by a certificate of the Borrower as to absence of defaults under this Agreement and under the intercompany debt referenced below) that shall be treated as an Unencumbered Asset Pool Property despite such Real Property Asset being owned or leased by a Subsidiary of the Borrower that is subject to a pledge of the equity interest in such Subsidiary to another Subsidiary of the Borrower to secure intercompany debt, so long as (x) there is no default under such intercompany debt beyond any applicable notice and cure periods and (y) no repayments of principal of such intercompany debt are distributable to Persons other than the Borrower.
“Subsidiary” means any corporation or other entity of which securities or other ownership interests representing either (i) ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) a majority of the economic interest therein, are at the time directly or indirectly owned by the Borrower.
“Swingline Borrowing” has the meaning set forth in Section 1.3.
“Swingline Commitment” means as to any Swingline Lender (i) the amount set forth opposite such Swingline Lender’s name on Schedule 1B hereof or (ii) if such Lender has entered into an Assignment and Assumption Agreement in the form of Exhibit D, the amount set forth for such lender as its Swingline Commitment in the Register maintained by the Administrative Agent.
“Swingline Lenders” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, N.A., each in their capacity as swingline lender hereunder, and their permitted successors in such capacity in accordance with the terms of this Agreement.
“Swingline Loan” means a loan made by a Swingline Lender pursuant to Section 2.18.
“Swingline Loan Amount” means the sum of the Swingline Commitments, which amount initially is Fifty Million and 00/100 Dollars ($50,000,000) (as adjusted pursuant to Section 2.11(f)).
“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the Banks, and its successors in such capacity.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a Loan made pursuant to Section 2.1(b) and including any incremental Term Loan made pursuant to Section 9.17 or any Extended Loans that are Term Loans.
“Term Loan Amount” means the sum of the Term Loan Commitments, which amount initially is One Hundred Fifty Million and 00/100 Dollars ($150,000,000) (as adjusted pursuant to Sections 2.11 and 9.17).
“Term Loan Banks” means the Banks that hold a Term Loan Commitment and/or Term Loans.
“Term Loan Commitment” means, with respect to each Bank, the commitment of such Bank to make Term Loans, as such amount may be reduced from time to time pursuant to Sections 2.9(b) and 2.11(g), or increased pursuant to Section 9.17. The initial amount of each

Bank’s Term Loan Commitment is set forth on Schedule 1A, the Additional Credit Extension Amendment or in the Assignment and Assumption Agreement pursuant to which such Bank shall have assumed its Term Loan Commitment.
“Term Loan Commitment Percentage” means, with respect to any Term Loan Bank, the percentage of the total Term Loan Commitments represented by such Bank’s Term Loan Commitment.
“Term Loan Commitment Period” means the period from the Closing Date to the earlier to occur of (a) the date on which Term Loans have been made in an amount equal to the aggregate Term Loan Commitments, (b) 5:00 p.m., New York time, on the date that is twelve (12) months after the Closing Date, and (c) the date on which the Term Loan Commitments have been terminated pursuant to Section 6.2.
“Term Loan Facility” means the Term Loan Commitments and the Term Loans made thereunder.
“Term Loan Maturity Date” means July 31, 2022, subject to extension (with respect to Term Loans that are Extended Loans only) as provided in Section 2.19.
“Term Loan Unused Fee” has the meaning set forth in Section 2.8(d).
“Total Asset Value” means, the sum of (u) with respect to each Real Property Asset (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Borrower that it is legally permitted to occupy such Real Property Asset and is not less than 85% leased and occupied as of the last day of the applicable fiscal quarter, the quotient of (i) Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) with respect thereto for the previous four (4) consecutive quarters (or, if (A) owned for less than four (4) quarters, the Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for such period, annualized, or (B) 85% leased and occupied for less than a full fiscal quarter, the Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for the period so leased and occupied (whether or not owned for the previous four (4) fiscal quarters), annualized), including the quarter then ended, but less reserves for Capital Expenditures of (A) $0.25 per square foot per annum for each Real Property Asset that is an office or retail property, and (B) $250 per unit for each Real Property Asset that is a multi-family residential property, divided by (ii) the FMV Cap Rate, (v) with respect to each Real Property Asset (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Borrower that it is lawfully permitted to occupy such Real Property Asset but which is or has been less than 85% leased or occupied for four full consecutive fiscal quarters, an amount equal to 75% of the book value thereof, net of impairment charges, provided, however, that if any such Real Property Asset shall remain less than 85% leased or occupied for more than 24 consecutive months, then the value thereof shall be equal to 50% of book value, (w) with respect to each Acquisition Property, 100% of its book value (after any impairments), unless the Borrower has made a one-time election to value such Real Estate Asset in accordance with clause (u) or (v) hereof, (x) with respect to mortgage notes, mezzanine notes and other loans that are not more than 90 days past due and land held for future development, 100% of the book value thereof (after any impairments), (y) with respect to Development Properties, the lesser of (i) the cost actually paid by the Borrower, the General Partner or any of their Subsidiaries, and (ii) the market value, each as determined in accordance with GAAP, of such land or Development Properties, and (z) Unrestricted Cash or Cash Equivalents of the Borrower, the General Partner and their Subsidiaries as of the date of determination;

provided that (i) Total Asset Value shall include the Borrower’s and the General Partner’s pro rata share of each of the foregoing of any Minority Holdings of the Borrower or the General Partner, (ii) for purposes of determining Total Asset Value, the aggregate contributions to Total Asset Value from investments in land held for future development, Development Properties, mortgage notes, mezzanine notes and other loans, and joint ventures (whether consolidated or unconsolidated) shall not exceed 45% of Total Asset Value (and any amount in excess of 45% shall be excluded from the calculation of Total Asset Value), and (iii) for purposes of determining Total Asset Value, the contribution to Total Asset Value from Real Property Assets that are retail properties (other than the retail component of any mixed-use office project where the retail component contributes less than 15% of such project’s revenues) shall not exceed 10% of Total Asset Value (and any amount in excess of 10% shall be excluded from the calculation of Total Asset Value).

“Total Debt” means the sum of the balance sheet amount of all Debt of the Borrower, the General Partner and their Consolidated Subsidiaries on a consolidated basis plus the Borrower’s and the General Partner’s pro rata share of the Debt of any Minority Holdings of the Borrower and the General Partner. Total Debt shall not be determined in accordance with GAAP, but instead shall be equal to the sum of the face amount of each item of Debt.
“Total Debt Ratio” means the ratio, as of the date of determination, of (i) the sum of (x) the Total Debt of the Borrower, the General Partner and their Consolidated Subsidiaries and (y) the Borrower’s and the General Partner’s pro rata share of the Total Debt of any Minority Holdings of the Borrower or the General Partner to (ii) Total Asset Value.
“Total Debt Service” means, as of the last day of each calendar quarter, an amount equal to the sum of (i) interest (whether accrued, paid or capitalized) payable by the Borrower, the General Partner and their Consolidated Subsidiaries on Total Debt for the previous four consecutive quarters including the quarter then ended on a consolidated basis, plus (ii) scheduled payments of principal on such Total Debt, whether or not paid by the Borrower, the General Partner or their Consolidated Subsidiaries (excluding balloon payments) for the previous four consecutive quarters including the quarter then ended on a consolidated basis, plus (iii) the Borrower's and the General Partner's pro rata share of the Total Debt Service of any Minority Holdings of the Borrower or the General Partner. For purposes of this definition, interest and principal payable by Borrower, the General Partner or their Consolidated Subsidiaries on its Debt shall be deemed to include only such Person’s pro rata share (such share being based upon the Borrower's percentage ownership interest as shown on the Borrower's or General Partner’s annual audited financial statements) of such Debt of any Person in which the Borrower or General Partner, directly or indirectly, owns an interest.

“Unencumbered Asset Pool Net Operating Cash Flow” means, as of any date of determination the Adjusted Annual EBITDA attributable to the Unencumbered Asset Pool Properties. Notwithstanding the foregoing, with respect to any Unencumbered Asset Pool Property owned by the Borrower, the General Partner or any of their Consolidated Subsidiaries for a period of less four (4) fiscal quarters, Unencumbered Asset Pool Net Operating Cash Flow shall be determined in a manner consistent with the foregoing calculation utilizing annualized Adjusted Annual EBITDA for the relevant period of the Borrower’s, the General Partner’s or any of their Consolidated Subsidiaries’ ownership of such Unencumbered Asset Pool Property.
“Unencumbered Asset Pool Properties” means, as of any date, the Real Property Assets listed in Exhibit B and Exhibit C attached hereto and made a part hereof, together with all Real Property Assets which have become part of the Unencumbered Asset Pool Properties as of such date, each of which is:
(i)located in the United States;
(ii)100% owned in fee (or leasehold pursuant to a Financeable Ground Lease) by (x) the Borrower or (y) a Qualified Subsidiary that is not liable for any Debt for borrowed money (other than the Obligations hereunder) and is not the subject of a Bankruptcy Event;
(iii)either (w) (individually or when combined with any other Real Property Asset in a mixed-use complex) a completed office property, multi-family residential property or primarily a completed office property which may have secondary uses or any of the foregoing that is part of a mixed-use complex (including any retail component in a mixed-use project) or (x) a Development Property which will be any of the foregoing or (y) a mortgage note or (z) land held for future development;
(iv)not subject to any Lien (other than Permitted Liens);
(v)in the case of a Real Property Asset owned or leased by a Qualified Subsidiary, not subject to any agreement or arrangement by which the equity interests in such Qualified Subsidiary, or in any direct or indirect Subsidiary of the General Partner that owns equity interests in such Qualified Subsidiary, are subject to any Lien (other than Permitted Liens); and
(vi)not subject to any agreement or arrangement that prohibits or restricts the creation or assumption of any Lien on the assets of, or equity interests in, the Borrower or the Qualified Subsidiary that owns or leases such Real Property Asset (provided that this clause (vi) shall not prohibit an agreement that (a) is solely in favor of the Borrower or the General Partner; or (b) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets).
“Unencumbered Asset Pool Properties Value” means the sum of:

(i)    with respect to the Unencumbered Asset Pool Properties (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Borrower that it is legally permitted to occupy such Real Property Asset and which is not less than 85% leased and occupied as of the last day of the applicable fiscal quarter, the quotient of (x) the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) with respect thereto for the previous four (4) consecutive quarters (or if (A) owned for less than four (4) quarters, the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for such period, annualized, or (B) 85% leased and occupied for less than a full fiscal quarter, the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for the period so leased and occupied (whether or not owned for the previous four (4) fiscal quarters), annualized), including the quarter then ended, but less reserves for Capital Expenditures of (A) $0.25 per square foot per annum for each Unencumbered Asset Pool Property that is an office or retail property, and (B) $250 per unit for each Real Property Asset that is a multi-family residential property, divided by (y) the FMV Cap Rate, provided, however, that if any such Unencumbered Asset Pool Property shall have been less than 85% leased and occupied for four (4) full consecutive fiscal quarters, then the value thereof shall be equal to an amount equal to 75% of the book value thereof, net of impairment charges, provided, however, that if any such Real Property Asset shall remain less than 85% leased or occupied for more than 24 consecutive months, then the value thereof shall be equal to 50% of book value; and
(ii)    with respect to the Unencumbered Asset Pool Properties which are Development Properties, mortgage notes that are not more than 90 days past due, or land held for future development, one hundred percent (100%) of (A) in the case of Development Properties, the lesser of (1) the cost actually paid by the Borrower, the General Partner or any of their Subsidiaries, and (2) the market value, each as determined in accordance with GAAP, of such Development Properties, and (B) in the case of mortgage notes or land held for future development, the book value thereof (after any impairments), determined in accordance with GAAP; and
(iii)     with respect to the Unencumbered Asset Pool Properties which are Acquisition Properties, 100% of book value (after any impairments) of such Acquisition Properties, unless, with respect to any Acquisition Property, the Borrower has made a one-time election to value such Acquisition Property in accordance with clause (i) of this definition; and
(iv)    Unrestricted Cash or Cash Equivalents of the Borrower, the General Partner and their Subsidiaries as of the date of determination;
provided that (A) to the extent that the aggregate amount of Unencumbered Asset Pool Properties Value attributable to Development Properties, mortgage notes, land held for future development, Real Property Assets owned or ground-leased by a Qualified Subsidiary that is not a wholly-owned Subsidiary of the Borrower (including the Specified Norges JV Assets), Real Property Assets that are not office properties (or primarily office properties with secondary uses)

and Specified Unencumbered Real Property Assets exceeds 20% (or 25% if there is any Unencumbered Asset Pool Properties Value attributable to Specified Unencumbered Real Property Assets at such time) of the Unencumbered Asset Pool Properties Value, such excess will be excluded from the calculation of Unencumbered Asset Pool Properties Value, (B) to the extent that the amount of Unencumbered Asset Pool Properties Value attributable to Real Property Assets that are retail properties (other than the retail component of any mixed-use office project where the retail component contributes less than 15% of such project’s revenues) exceeds 10% of Unencumbered Asset Pool Properties Value, such excess shall be excluded from the calculation of Unencumbered Asset Pool Properties Value and (C) Unencumbered Asset Pool Properties Value shall include the Borrower’s and the General Partner’s pro rata share of each of the foregoing of any non-wholly-owned Subsidiary of the Borrower or the General Partner;

and provided further, that for purposes of determining the Unsecured Debt Ratio on any date of determination, Unencumbered Asset Pool Properties Value shall include any value attributable to the Specified Unencumbered Real Property Assets in an amount not to exceed 10% (or 15% if the loan documentation governing all other Indebtedness of the Borrower has also increased such limit to 15% or more) of the total Unencumbered Asset Pool Properties Value (including the Unencumbered Asset Pool Properties Value of such Specified Unencumbered Real Property Assets).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Unrestricted Cash or Cash Equivalents” means Cash or Cash Equivalents, including the cash proceeds of any like-kind exchange under Section 1031 of the Internal Revenue Code, that is not subject to any pledge, lien or control agreement, less (i) $35,000,000 and (ii) amounts placed with third parties as deposits or security for contractual obligations.
“Unsecured Debt” means the portion of Total Debt that is not secured by a Lien on real property.
“Unsecured Debt Ratio” means (a) for purposes of calculating the financial covenants set forth in Section 5.8(d), the ratio of (i) the Unencumbered Asset Pool Properties Value as of the last day of the applicable fiscal quarter to (ii) the aggregate amount of Unsecured Debt outstanding as of the last day of the applicable fiscal quarter and (b) for all other purposes, as of any date, the ratio of (i) the Unencumbered Asset Pool Properties Value (calculated for all Unencumbered Asset Pool Properties as of such date, but, with respect to the Unencumbered Asset Pool Properties Value, determined as of the last date of the most recent fiscal quarter for which financial statements have been delivered), to (ii) the aggregate amount of Unsecured Debt outstanding as of such date.
“Unsecured Debt Service” means, for any calendar quarter, the interest actually payable (or accrued) on the Loans and all other Unsecured Debt.
“Unused Commitments” means an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to the Borrower or otherwise, pursuant to any Loan Document, written instrument or otherwise.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.4(f)(ii)(B)(3).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower delivered to the Administrative Agent and the Banks; provided that, if the Borrower notifies the Administrative Agent and the Banks that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of the Borrower for the fiscal year December 31, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP or change in the application of GAAP relating thereto, unless the Borrower and the Required Banks shall enter into a mutually acceptable amendment addressing such changes.

Section 1.3Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and Class and, except in the case of Base Rate Loans, Money Market Absolute Rate Loans and Swingline

Loans, have the same Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans), Class (e.g. a Borrowing of Term Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Revolving Borrowing” is a Borrowing under Section 2.1(a) in which all Revolving Credit Banks participate in proportion to their Revolving Commitments, a “Committed Term Borrowing” is a Borrowing under Section 2.1(b) in which all Term Loan Banks participate in proportion to their Term Loan Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.3, and a “Swingline Borrowing” is a Borrowing under Section 2.18 in which a Swingline Lender participates (subject to the provisions of said Section 2.18)).

ARTICLE II

THE CREDITS
Section 2.1Commitments to Lend. (a) Each Revolving Credit Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Revolving Loans to the Borrower and participate in Letters of Credit issued by a Fronting Bank on behalf of the Borrower pursuant to this Section from time to time during the Availability Period in amounts such that the aggregate principal amount of Committed Revolving Loans by such Revolving Credit Bank at any one time outstanding plus such Revolving Credit Bank’s Revolving Commitment Percentage of Swingline Loans outstanding together with such Revolving Credit Bank’s Revolving Commitment Percentage of the Letter of Credit Usage shall not exceed the amount of its Revolving Commitment. The aggregate amount of Committed Revolving Loans to be made hereunder together with the Letter of Credit Usage, Swingline Loans and outstanding Money Market Loans shall not exceed the Revolving Loan Amount. Each Borrowing under this subsection (a) shall be in an aggregate principal amount of at least $2,500,000, or an integral multiple of $500,000 in excess thereof and, other than with respect to Money Market Loans and Swingline Loans, shall be made from the several Revolving Credit Banks ratably in proportion to their respective Revolving Commitments. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

(b)Each Term Loan Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Term Loans to the Borrower pursuant to this Section from time to time during the Term Loan Commitment Period as requested by the Borrower in accordance with Section 2.2 in an amount not to exceed its Term Loan Commitment; provided that (i) if the Borrower does not make Borrowings of Term Loans in an aggregate principal amount of at least fifty percent (50%) of the total Term Loan Commitments as in effect on the Closing Date on or prior to January 24, 2018 then the Term Loan Commitments shall be reduced in accordance with Section 2.9(b), (ii) all Borrowings of Term Loans shall be made no later than the last day of the Term Loan Commitment Period, (iii) the aggregate principal amount of any such Borrowing of Term Loans shall not exceed the amount of the unused total Term Loan Commitments on the date of such Borrowing of Term Loans, and (iv) the principal amount of Term Loans made by any Term Loan Bank to the Borrower shall not exceed such Term Loan Bank’s Term Loan Commitment. The Term Loan Commitments of the Term Loan Banks to make the Term Loans (other than the New Term Loan Commitments, which shall be governed by Section 9.17) shall expire on the last day of the Term Loan Commitment Period (regardless of the failure of the Borrower to fully utilize the Term Loan Commitments) and the Term Loan Amount shall be reduced by the amount of such expired Term Loan Commitments. If the Term Loan Amount shall be increased in accordance with Section 9.17, each Term Loan Bank whose Term Loan Commitment shall have been increased in accordance therewith or who shall have become a Term Loan Bank hereunder, severally agrees, on the terms and conditions set forth in this Agreement, to make Term Loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Term Loans by such Term Loan Bank at any one time outstanding shall not exceed the amount of its Term Loan Commitment. The aggregate amount of Term Loans to be made hereunder shall not exceed the Term Loan Amount. Each Borrowing under this subsection (b) shall be in an aggregate principal amount of at least (i) with respect to the Term Loan Commitments in effect on the date hereof, $20,000,000, and (ii) otherwise, $10,000,000, or an integral multiple of $500,000 in excess thereof and shall be made from the several Term Loan Banks ratably in proportion to their respective Term Loan Commitments. Any Term Loans that are repaid may not be reborrowed.

Section 2.2Notice of Committed Borrowing. (a) The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 2:00 p.m. (New York City time) (x) one Domestic Business Day before each Base Rate Borrowing, (y) three (3) Euro-Dollar Business Days before each Euro-Dollar Borrowing, or (z) three (3) Domestic Business Days before each Borrowing bearing interest at the Offered Rate, specifying:

(1)the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Borrowing bearing interest at the Offered Rate or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(2)the aggregate amount of such Borrowing,

(3)the Class of such Borrowing,

(4)whether the Loans comprising such Borrowing are to be Base Rate Loans, Loans bearing interest at the Offered Rate or Euro-Dollar Loans,

(5)in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(6)the intended use for the proceeds of such Borrowing, and

(7)that no Default or Event of Default has occurred or is continuing.

Notwithstanding the time frame set forth in clause (a)(x) above, in the event that the Money Market Quotes submitted by the Revolving Credit Banks pursuant to Section 2.3(c) below are, in the aggregate, in an amount less than the principal amount requested by the Borrower in the related Money Market Quote Request, then the Borrower shall be permitted to give the

Administrative Agent notice of its intent to make a Base Rate Revolving Borrowing, in the amount of the difference between accepted Money Market Quotes and the principal amount requested by Borrower in the related Money Market Quote Request, no later than 2:30 p.m. (New York City time) on the date of such Borrowing.
(b)The Borrower shall give the Administrative Agent, and the designated Fronting Bank(s), written notice, together with a Letter of Credit Application, in the event that it desires to have Letters of Credit (each, a “Letter of Credit”) issued hereunder no later than 2:00 p.m., New York City time, at least four (4) Domestic Business Days prior to the date of such issuance. Each such notice shall specify (i) the designated Fronting Bank(s), (ii) the aggregate amount of the requested Letters of Credit, (iii) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iv) the date of such issuance (which shall be a Domestic Business Day), (v) the name and address of the beneficiary, (vi) the expiration date of the Letter of Credit (which in no event shall be later than twelve (12) months after the issuance of such Letter of Credit or the Maturity Date, whichever is earlier), (vii) the purpose and circumstances for which such Letter of Credit is being issued, (viii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to such Fronting Bank) and (ix) a certification that the aggregate outstanding amount of all Letters of Credit issued by such Fronting Bank under this Agreement does not exceed its Letter of Credit Commitment. Each such notice may be revoked telephonically by the Borrower to the applicable Fronting Bank and the Administrative Agent any time prior to the date of issuance of the Letter of Credit by the applicable Fronting Bank(s), provided such revocation is confirmed in writing by the Borrower to such Fronting Bank(s) and the Administrative Agent within one (1) Domestic Business Day by facsimile. No later than 2:00 p.m., New York City time, on the date that is four (4) Domestic Business Days prior to the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the applicable Fronting Bank to make a payment under the Letter of Credit; provided, that any Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and, provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the following Domestic Business Day that such draft is presented if such presentation is made later than 10:00 A.M. New York City time (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Domestic Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the applicable Fronting Bank no later than 10:00 A.M. New York City time and provided further the Borrower shall have requested to such Fronting Bank and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, such Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

Section 2.3Money Market Borrowings.

(a)The Money Market Option. In addition to Committed Revolving Borrowings pursuant to Section 2.1(a), at such time as the Borrower’s Credit Rating is an Investment Grade Rating from at least two Rating Agencies, one of which shall be S&P or Moody’s, the Borrower may, as set forth in this Section 2.3, request the Revolving Credit Banks during the Availability Period to make offers to make Money Market Loans to the Borrower, not to exceed, at such time, the lesser of (i) the Revolving Loan Amount less the Outstanding Balance, and (ii) 50% of the Revolving Loan Amount. Such Revolving Credit Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit E hereto so as to be received not later than 2:00 p.m. (New York City time) on (x) the fourth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction, or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i)the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii)the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $500,000,

(iii)the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv)whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within thirty days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.
(c)Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Revolving Credit Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit F hereto, which shall constitute an invitation by the Borrower to each Revolving Credit Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section 2.3.

(d)Submission and Contents of Money Market Quotes. (i) Each Revolving Credit Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quote Request. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 10:00 a.m. (New York City time) on the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or (y) 10:00 a.m. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any Affiliate of the Administrative Agent) in the capacity of a Revolving Credit Bank may be submitted, and may only be submitted, if the Administrative Agent or such Affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than thirty (30) minutes prior to the applicable deadline for the other Revolving Credit Banks. Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower. Such Money Market Loans may be funded by such Revolving Credit Bank’s Designated Lender (if any) as provided in Section 9.6(d); however such Revolving Credit Bank shall not be required to specify in its Money Market Quote whether such Money Market Loans will be funded by such Designated Lender.

(ii)Each Money Market Quote shall be in substantially the form of Exhibit G hereto and shall in any case specify:

(1)the proposed date of Borrowing,

(2)the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Revolving Commitment of the quoting Revolving Credit Bank, (x) must be $10,000,000 or a larger multiple of $500,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Revolving Credit Bank may be accepted,

(3)in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(4)in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(5)the identity of the quoting Revolving Credit Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Revolving Credit Bank with respect to each Interest Period specified in the related Money Market Quote Request.
(iii)Any Money Market Quote shall be disregarded if it:

(1)is not substantially in conformity with Exhibit G hereto or does not specify all of the information required by subsection (d)(ii) above;

(2)contains qualifying, conditional or similar language;

(3)proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(4)arrives after the time set forth in subsection (d)(i).

(e)Notice to Borrower. The Administrative Agent shall promptly notify the Borrower (x) with respect to each Money Market Quote submitted in accordance with subsection (d), of the terms of such Money Market Quote and the identity of the Revolving Credit Bank submitting such Money Market Quote and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Revolving Credit Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)Acceptance and Notice by Borrower. Not later than 1:00 p.m. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Revolving Credit Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i)the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii)the principal amount of each Money Market Borrowing must be $10,000,000 or a larger multiple of $500,000;

(iii)acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

(iv)the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)Allocation by Administrative Agent. If offers are made by two or more Revolving Credit Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $500,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(h)Notification by Administrative Agent. Upon receipt of the Borrower’s Notice of Money Market Borrowing in accordance with Section 2.3(f) hereof, the Administrative Agent shall, on the date such Notice of Money Market Borrowing is received by the Administrative Agent, notify each Revolving Credit Bank of the principal amount of the Money Market Borrowing accepted by the Borrower and of such Revolving Credit Bank’s share (if any) of such Money Market Borrowing and such Notice of Money Market Borrowing shall not thereafter be revocable by the Borrower. A Revolving Credit Bank who is notified that it has been selected to make a Money Market Loan may designate its Designated Lender (if any) to fund such Money Market Loan on its behalf, as described in Section 9.6(d). Any Designated Lender which funds a Money Market Loan shall on and after the time of such funding become the obligee under such Money Market Loan and be entitled to receive payment thereof when due. No Revolving Credit Bank shall be relieved of its obligation to fund a Money Market Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Money Market Loan is funded.

Section 2.4Notice to Banks; Funding of Loans.

(a)Upon receipt of a Notice of Committed Borrowing, the Administrative Agent shall notify each applicable Bank on the same day as it receives the Notice of Committed Borrowing of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Committed Borrowing shall not thereafter be revocable by the Borrower.

(b)Not later than 2:00 P.M. (New York City time) on the date of each Committed Borrowing, each applicable Bank shall make available its share of such Committed Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address. If the Borrower has requested the issuance of a Letter of Credit, no later than 12:00 Noon (New York City time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), a Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the Borrower with a copy thereof to the Administrative Agent. At the request of any Revolving Credit Bank, the Administrative Agent promptly shall deliver copies thereof to such Revolving Credit Bank. Immediately upon the issuance of each Letter of Credit by a Fronting Bank, such Fronting Bank shall be deemed to have sold and transferred to each other Revolving Credit Bank, and each such other Revolving Credit Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from such Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Revolving Credit Bank’s ratable share thereof (based upon the ratio its Revolving Commitment bears to the aggregate of all Revolving Commitments). Upon any change in any of the Revolving Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The applicable Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Revolving Credit Bank to fund its ratable share of any such draw. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will instruct the applicable Fronting Bank to make such Letter of Credit available to the Borrower and the applicable Fronting Bank shall make such Letter of Credit available to the Borrower at the Borrower’s aforesaid address or at such address in the United States as Borrower shall request on the date of the Borrowing.

(c)Not later than 3:00 p.m. (New York City time) on the date of each Swingline Borrowing as indicated in the applicable Notice of Committed Borrowing, the Swingline Lenders shall make available such Swingline Borrowing in Federal funds immediately available to the Administrative Agent at its address referred to in Section 9.1.

(d)Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.5Notes.

(a)At the request of any Bank, its Loans shall be evidenced by the Notes, each of which shall be payable to each applicable Bank for the account of its Applicable Lending Office in an amount equal to each such Bank’s Commitment.

(b)Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular Class be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Bank’s Loans of such Class. Each such Note shall be in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Class for such Bank. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)Upon receipt of each Bank’s Note, the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of its Notes a continuation of any such schedule as and when required.

(d)There shall be no more than fifteen (15) Euro-Dollar Revolving Borrowings, and no more than six (6) Euro-Dollar Term Loan Borrowings, outstanding at any one time pursuant to this Agreement.

Section 2.6Maturity of Loans. The Revolving Loans, except as otherwise provided herein with respect to Swingline Loans or as otherwise provided in Section 6.2, shall mature, and the principal amount thereof shall be due and payable and the Borrower promises to pay the Revolving Loans, on the Revolving Credit Maturity Date. Swingline Loans shall mature, and the principal amount thereof shall be due and payable, and the Borrower promises to pay its Swingline Loans, in accordance with Section 2.18(b)(iii). The Term Loans shall mature, and the principal amount thereof shall be due and payable and the Borrower promises to pay the Term Loans, on the Term Loan Maturity Date.

Section 2.7Interest Rates.

(a)Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans for the applicable Class of Loans plus the Base Rate for such day. Such interest shall be payable in arrears for each Interest Period on the last day thereof.

(b)Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for the applicable Class of

Loans plus the Adjusted London Interbank Offered Rate for such day. Such interest shall be payable in arrears for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
“Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.
“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.
The “London Interbank Offered Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to U.S. Dollars then the London Interbank Offered Rate shall be the Interpolated Rate. The “LIBO Screen Rate” means, for any day and time, with respect to any Euro-Dollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Bloomberg screen that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
The “Quotation Date” means, in relation to any period for which an interest rate is to be determined, two (2) Euro-Dollar Business Days before the first day of that period, unless market practice differs in the relevant interbank market for a currency, in which case the Quotation Date for that currency will be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Date will be the last of those days).
(c)Subject to Section 8.1, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period

(determined in accordance with Section 2.7(b) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Revolving Credit Bank making such Loan in accordance with Section 2.3. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Revolving Credit Bank making such Loan in accordance with Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof.

(d)Interest on all Loans bearing interest at the Offered Rate shall be payable for each applicable Interest Period on the last day thereof.

(e)In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by law, overdue interest in respect of all Loans, shall bear interest at the annual rate of the sum of the Base Rate and two percent (2%).

(f)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.8Fees.

(a)Facility Fee.

(i)During the Availability Period, the Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Banks ratably in proportion to their respective Revolving Commitments, a facility fee on the full Revolving Loan Amount at the respective percentages per annum based upon the Borrower’s Credit Rating in accordance with the following table:

Borrower’s Credit Rating	Facility Fee
A-/A3 or better	0.125%
BBB+/Baa1	0.150%
BBB/Baa2	0.200%
BBB-/Baa3	0.250%
<BBB-/Baa3 or unrated	0.300%

(ii)The facility fee shall be payable at all times (quarterly in arrears), irrespective of usage, on each January 1, April 1, July 1, and October 1 during the Availability Period and any extensions thereof. Any change in the Borrower’s Credit Rating causing it to move into a different range on the table shall effect an immediate change in the applicable percentage per annum. If there are only two Borrower’s Credit Ratings, it will be the higher of the two. In the event that the Borrower’s Credit Ratings are more than one level apart, the median rating will be used. If there are three Borrower’s Credit Ratings, and such ratings are split, then, if the difference between the highest and lowest is one level apart, it will be the highest of the three, but if the difference is more than one level, the rating will be the average of the two highest (or if such average is not a recognized category, then the second highest rating will be used). If there is only one Borrower’s Credit Rating, the facility fee shall be based on such rating. Should Borrower (or General Partner) lose its Investment Grade Rating from both S&P and Moody’s, the facility fee will revert to the unrated portion of the table above. Upon reinstatement of such Investment Grade Rating from either S&P or Moody’s, the facility fee will revert to the rated pricing table above.

(b)Letter of Credit Fee. During the Availability Period, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Banks in proportion to their interests in respect of undrawn issued Letters of Credit, a fee (a “Letter of Credit Fee”) in an amount, provided that no Event of Default shall have occurred and be continuing, equal to a rate per annum equal to the Applicable Margin with respect to Euro-Dollar Revolving Loans on the daily outstanding balance of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the Availability Period. From the occurrence, and during the continuance, of an Event of Default, such fee shall be increased to be equal to two percent (2%) per annum on the daily outstanding balance of such issued and undrawn Letters of Credit.

(c)Fronting Bank Fee. The Borrower shall pay any Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to 0.125% of the issued and undrawn amount of the Letters of Credit issued by such Fronting Bank (or such lesser amount as agreed to by the applicable Fronting Bank), in no cases less than $500, in addition to each Fronting Bank’s customary administrative charges related to the issuance or amendment of, or drawing upon, Letters of Credit, which fee shall be in addition to and not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Availability Period.

(d)Term Loan Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Term Loan Bank (in accordance with its Term Loan Commitment Percentage), an unused fee (the “Term Loan Unused Fee”) which shall accrue and be payable on the daily amount of the unused Term Loan Commitments for the period beginning on the Closing Date, and continuing through the last day of the Term Loan Commitment Period, at a rate of 0.20% per annum on the sum of the average daily unused portion of the Term Loan Commitment. All Term Loan Unused Fees shall be fully earned when paid and nonrefundable under any circumstances. Accrued Term Loan Unused Fees shall be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term Loan Commitment Period. All Term Loan Unused Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)Fees Non-Refundable. All fees set forth in this Section 2.8 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

Section 2.9Mandatory Termination or Reduction. (a) Unless earlier terminated pursuant to Section 6.2, the term (the “Availability Period”) of the Revolving Commitments shall commence on the Closing Date and terminate and expire, and the Borrower shall return or cause to be returned all Letters of Credit to the Fronting Banks, on the Revolving Credit Maturity Date.

(b)    On January 24, 2018, if the Borrower has not made Borrowings of the Term Loans in an aggregate principal amount of at least equal to fifty percent (50%) of the total Term Loan Commitments as in effect on the Closing Date, then the total Term Loan Commitments will be reduced to two times the Borrowing of Term Loans made on or before such date and the Term Loan Amount shall be reduced by the amount of such reduction (for example, if the Borrower has made only $50,000,000 of Borrowings of Term Loans by January 24, 2018, then the available unused Term Loan Commitments shall be permanently reduced from $100,000,000 to $50,000,000 on such date). If requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent those notices required by Section 2.11(g) that are necessary to effectuate the reductions in the unused Term Loan Commitments described in the preceding sentence.
Section 2.10Mandatory Prepayment. (a) In the event that an Unencumbered Asset Pool Property (or any Separate Parcel that originally formed a part of an Unencumbered Asset Pool Property) is sold, transferred or released from the restrictions of Section 5.11 hereof, the Borrower shall, simultaneously with such sale, transfer or release, prepay the Loans in an amount equal to 100% of the net proceeds of such sale or transfer, in the event of a sale or transfer, or such lesser amount as shall be required for the Borrower to remain in compliance with this Agreement, in the event of such a sale, transfer or release. Such prepayments shall be applied to either the Revolving Credit Facility or the Term Loan Facility as directed by the Borrower; provided, however, that if Borrower fails to give such direction, such prepayments shall first be applied to the Revolving Credit Facility, and then to the Term Loan Facility if such prepayment amounts are needed for the Borrower to remain in compliance with this Agreement. Notwithstanding the foregoing, a simultaneous like-kind exchange under Section 1031 of the Internal Revenue Code will not be subject to the provisions of this Section 2.10(a), provided that the exchanged property has qualified as a New Acquisition and any cash “boot” associated therewith shall be applied to prepayment of the Loans or such lesser amount of such cash “boot” as shall be required for the Borrower to remain in compliance with this Agreement. Sale of an Unencumbered Asset Pool Property (or any Separate Parcel that originally formed a part of a Unencumbered Asset Pool Property) in violation of this Section 2.10 shall constitute an Event of Default.

(b)In the event that the Unsecured Debt Ratio is not maintained as of the last day of a calendar quarter, either (i) the Borrower will add a Real Property Asset to the Unencumbered Asset Pool Properties in accordance with this Agreement which, on a pro forma basis (i.e. the Unsecured Debt Ratio shall be recalculated to include such Real Property Asset as though the same had been an Unencumbered Asset Pool Property for the entire applicable period) would result in compliance with the Unsecured Debt Ratio, or (ii) the Borrower shall prepay to the Administrative Agent, for the account of the applicable Banks, an amount necessary to cause the Unsecured Debt Ratio to be in compliance within ninety (90) days of the date on which the Unsecured Debt Ratio failed to be maintained. Such prepayments shall be applied to either the Revolving Credit Facility or the Term Loan Facility as directed by the Borrower; provided, however, that if Borrower fails to give such direction, such prepayments shall first be applied to the Revolving Credit Facility, and then to the Term Loan Facility if such prepayment amounts are needed for the Borrower to remain in compliance with this Agreement. Failure by the Borrower to comply with the Unsecured Debt Ratio within ninety (90) days of the date of such non-compliance shall be an Event of Default.

Section 2.11Commitment Reductions; Optional Prepayments.

(a)The Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay to the Administrative Agent, for the account of the applicable Banks, any Base Rate Borrowing or Loans bearing interest at the Offered Rate in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof or, if less, the outstanding principal balance, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. The Borrower may, from time to time on any Domestic Business Day so long as prior notice is given to the Administrative Agent and the Swingline Lenders no later than 1:00 p.m. (New York City time) on the day on which the Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating $100,000 or a higher integral multiple of $100,000 (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several applicable Banks (or the Swingline Lenders in the case of Swingline Loans) included in such Borrowing.

(b)Except as provided in Section 8.2, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the maturity thereof unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Any such prepayment shall be upon at least one (1) Euro-Dollar Business Day’s notice to the Administrative Agent, and the Administrative Agent shall notify the applicable Banks of receipt of any such notice on the same Euro-Dollar Business Day as received by it. Any notice of prepayment delivered pursuant to this Section 2.11(b) shall set forth the amount of such prepayment which is applicable to any Loan made for working capital purposes. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the applicable Banks included in such Borrowing.

(c)The Borrower may not prepay any Money Market Loan.

(d)The Borrower may, upon at least one (1) Domestic Business Day’s notice to the Administrative Agent (by 2:00 p.m. New York time on such Domestic Business Day), reimburse the Administrative Agent for the benefit of the Fronting Banks for the amount of any drawing under a Letter of Credit in whole or in part in any amount.

(e)The Borrower may at any time return any undrawn Letter of Credit to a Fronting Bank in whole, but not in part, and such Fronting Bank shall give the Administrative Agent and each of the Revolving Credit Banks notice of such return.

(f)The Borrower may at any time and from time to time cancel all or any part of the unused Commitments under the Revolving Credit Facility in amounts aggregating One Million Dollars ($1,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, by the delivery to the Administrative Agent and the Revolving Credit Banks of a notice of cancellation upon at least three (3) Domestic Business Days’ notice to Administrative Agent and such Revolving Credit Banks, whereupon, all or such portion of the Revolving Commitments shall terminate as to such Revolving Credit Banks, pro rata on the date set forth in such notice of cancellation; provided that after giving effect to any such reduction of the Revolving Commitments the amount of outstanding Revolving Loans, plus the amount of outstanding Money Market Loans, plus the amount of outstanding Swingline Loans, plus the Letter of Credit Usage may not exceed the Revolving Loan Amount (after giving effect to the foregoing reduction in the Revolving Commitments) and, if there are any Revolving Loans then outstanding in an aggregate amount which exceeds the aggregate Revolving Commitments (after giving effect to any such reduction), the Borrower shall prepay to the Administrative Agent, for the account of such Revolving Credit Banks, all or such portion of the Revolving Loans outstanding on such date in accordance with the requirements of Sections 2.11(a) and (b). The Borrower shall be permitted to designate in its notice of cancellation which Revolving Loans, if any, are to be prepaid. A reduction of the Revolving Commitments pursuant to this Section 2.11(f) shall reduce the Revolving Loan Amount but shall not effect a reduction in the Swingline Loan Amount (unless so elected by the Borrower) until the Revolving Loan Amount has been reduced to an amount equal to the Swingline Loan Amount.

(g)The Borrower may at any time and from time to time cancel all or any part of the unused Commitments under the Term Loan Facility in amounts aggregating One Million Dollars ($1,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, by the delivery to the Administrative Agent and the Term Loan Banks of a notice of cancellation upon at least three (3) Domestic Business Days’ notice to Administrative Agent and such Term Loan Banks, whereupon, all or such portion of the Term Loan Commitments shall terminate as to such Term Loan Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Term Loans then outstanding in an aggregate amount which exceeds the aggregate Term Loan Commitments (after giving effect to any such reduction), the Borrower shall prepay to the Administrative Agent, for the account of such Term Loan Banks, all or such portion of the Term Loans outstanding on such date in accordance with the requirements of Sections 2.11(a) and (b). The Borrower shall be permitted to designate in its notice of cancellation which Term Loans, if any, are to be prepaid.

(h)Upon receipt of a notice of prepayment or cancellation or a return of a Letter of Credit pursuant to this Section, the Administrative Agent shall promptly, and in any event within one (1) Domestic Business Day, notify each Revolving Credit Bank of the contents thereof and of such Revolving Credit Bank’s ratable share (if any) of such prepayment or cancellation and such notice shall not thereafter be revocable by the Borrower.

(i)Any amounts so prepaid pursuant to this Section 2.11 with respect to the Revolving Credit Facility only may be reborrowed subject to the other terms of this Agreement. In the event that the Borrower elects to cancel all or any portion of the Revolving Commitments and the Swingline Commitments pursuant to Section 2.11(f) hereof, such cancellation shall be irrevocable and such amounts may not be reborrowed. In the event that the Borrower elects to cancel all or any portion of the Term Loan Commitments pursuant to Section 2.11(g) hereof or if any portion of the Term Loan Commitments is deemed cancelled pursuant to Section 2.9(b), such cancellation shall be irrevocable and such amounts may not be reborrowed.

Section 2.12General Provisions as to Payments.

(a)The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 3:00 p.m. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will distribute to each applicable Bank its ratable share of each such payment received by the Administrative Agent for the account of the applicable Banks on the same day as received by the Administrative Agent if received by the Administrative Agent by 3:00 p.m. (New York City time), or, if received by the Administrative Agent after 3:00 p.m. (New York City time), on the immediately following Domestic Business Day. If the Administrative Agent shall fail to distribute to a Bank its ratable share of a payment on the same day it is received or the immediately following Domestic Business Day, as applicable in accordance with the immediately preceding sentence, the Administrative Agent shall pay to such Bank the interest accrued on such payment at the Federal Funds Rate, commencing on the day the Administrative Agent should have made the payment to such Bank and ending on the day prior to the date payment is actually made. Whenever any payment of principal of, or interest on, the Base Rate Loans or Swingline Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by each Term Loan Bank. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Commitment Percentages of each Revolving Credit Bank. Each payment (including each prepayment) by the Borrower of principal of, and interest on, the Loans and of fees hereunder shall be made without set-off or counterclaim.

(b)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c)All payments made on the Loans shall be credited, to the extent of the amount thereof, in the following manner, in each case ratably among the parties entitled thereto in accordance with the amounts then due to such party: (a) first, against all costs, expenses and other fees (including reasonable attorneys’ fees) arising under the terms hereof, of which, if no Event of Default shall have occurred and be continuing, the Borrower has received notice pursuant to the terms hereof, (b) second, against the amount of interest accrued and unpaid on the Loans as of the date of such payment, (c) third, against all principal due and owing on the Loans as of the date of such payment, and (d) fourth, to all other amounts constituting any portion of the Obligations.

(d)If any Bank is a Defaulting Lender, then the Administrative Agent may (or at the request of the Borrower, shall), in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent, the Swingline Lenders or the Fronting Banks to satisfy such Bank’s obligations to it hereunder until such Bank is not a Defaulting Lender, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank hereunder, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.13Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article II, VI or VIII or otherwise, and specifically including any payments made pursuant to Sections 2.10 or 2.11) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Euro-Dollar Loans, after notice has been given to any Bank in accordance with Section 2.4(a), or to prepay any Euro-Dollar Loans, after notice has been given to any Bank in accordance with Section 2.11(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan; provided that no Participant shall be entitled to receive more than the Bank, with respect to which such Participant is a Participant, would be entitled to receive under this Section 2.13), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense and the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

Section 2.14Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15Method of Electing Interest Rates.

(a)The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing or as otherwise provided in Section 2.18 with respect to Mandatory Borrowings. Thereafter, the

Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i)if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans or Loans bearing interest at the Offered Rate as of any Euro-Dollar Business Day;

(ii)if such Loans are Euro-Dollar Loans or Loans bearing interest at the Offered Rate, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be continued as Base Rate Loans, in which case such notice shall be delivered to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one (1) Domestic Business Day before such continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $1,000,000, (iii) there shall be no more than fifteen (15) Revolving Borrowings, and no more than six (6) Term Loan Borrowings, comprised of Euro-Dollar Loans outstanding at any time under this Agreement, (iv) no Loan may be continued as, or converted into, a Euro-Dollar Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the applicable Maturity Date.
(b)Each Notice of Interest Rate Election shall specify:

(i)the Group of Loans (or portion thereof) to which such notice applies;

(ii)the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv)if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank on the same day as it receives such Notice of Interest Rate Election of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

Section 2.16Letters of Credit. (a) Subject to the (a) terms contained in this Agreement and the other Loan Documents, including Section 2.1(a) hereof, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, a Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the Borrower in an amount or amounts equal to the amount or amounts requested by the Borrower. Letters of Credit issued and outstanding under the Existing Credit Agreement are Letters of Credit for purposes of this Agreement.

(b)Each Letter of Credit shall be issued in the minimum amount of Five Hundred Thousand Dollars ($500,000).

(c)The Letter of Credit Usage shall be no more than Fifty Million Dollars ($50,000,000) at any one time and the aggregate undrawn amount of all outstanding Letters of Credit issued by a Fronting Bank at such time plus the aggregate amount of all LC Disbursements made by such Fronting Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment unless such Fronting Bank has consented to issue Letters of Credit in excess of its Letter of Credit Commitment.

(d)Notwithstanding anything herein to the contrary, no Fronting Bank shall have any obligation hereunder to issue any Letter of Credit the proceeds of which would be made to any Person which to the knowledge of such Fronting Bank is a Sanctioned Person.

(e)In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the applicable Fronting Bank(s) shall endeavor to notify the Borrower and the Administrative Agent (and the Administrative Agent shall endeavor to notify each Revolving Credit Bank thereof) on or before the date on which such Fronting Bank(s) intend to honor such drawing, and, except as provided in this subsection (e), the Borrower shall reimburse such Fronting Bank(s), by paying to the Administrative Agent in immediately available funds, on the same day on which such drawing is honored in an amount equal to the amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent and the Fronting Banks prior to 2:00 p.m. (New York time) on the Domestic Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse the Fronting Banks for the amount of such drawing with funds other than the proceeds of the Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Committed Borrowing pursuant to Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Revolving Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing. Each Revolving Credit Bank (other than the Fronting Banks) shall, in accordance with Section 2.4(b), make available its share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Banks for the amount of such draw. In the event that any such Revolving Credit Bank fails to make available to the Fronting Banks the amount of such Revolving Credit Bank’s participation on the date of a drawing, the Fronting Banks (through the Administrative Agent) shall be entitled to recover such amount on demand from such Revolving Credit Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored.

(f)If, at the time a beneficiary under any Letter of Credit requests a drawing thereunder, an Event of Default as described in Section 6.1(f) or Section 6.1(g) shall have occurred and is continuing, then on the date on which a Fronting Bank shall have honored such drawing, the Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to such Fronting Bank in an amount equal to the amount of such drawing, which amount shall bear interest at the annual rate of the sum of the Base Rate plus two percent (2%). Each Revolving Credit Bank shall purchase an undivided participating interest in the Unreimbursed Obligation in an amount equal to its Revolving Commitment Percentage thereof, and upon receipt thereof the Administrative Agent shall deliver to such Revolving Credit Bank an Unreimbursed Obligation participation certificate dated the date of the applicable Fronting Bank’s receipt of such funds and in the amount of such Revolving Credit Bank’s Revolving Commitment Percentage thereof.

(g)If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Revolving Credit Bank (including any Fronting Bank) or (ii) impose on any Revolving Credit Bank any other condition regarding this Agreement or such Revolving Credit Bank (including any Fronting Bank) as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by such Fronting Bank or such Revolving Credit Bank to be material, the cost to such Fronting Bank or any Revolving Credit Bank of issuing or maintaining any Letter of Credit or participating therein then the Borrower shall pay to such Fronting Bank or such Revolving Credit Bank, within 15 days after written demand by such Revolving Credit Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate such Fronting Bank or such Revolving Credit Bank for such increased costs or reduction in amounts received or receivable hereunder.

(h)The Borrower hereby agrees to protect, indemnify, pay and save each Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which any Fronting Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of such Fronting Bank or (ii) the failure of a Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (collectively, “Governmental Acts”), other than as a result of the gross negligence or willful misconduct of such Fronting Bank. As between the

Borrower and a Fronting Bank, the Borrower assumes all risks of the acts and omissions of, or misuses of, the Letters of Credit issued by such Fronting Bank, by the beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Fronting Bank shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, telex, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of such Fronting Bank, including any Government Acts, in each case other than as a result of the gross negligence or willful misconduct of such Fronting Bank. None of the above shall affect, impair or prevent the vesting of any Fronting Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by a Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put such Fronting Bank under any resulting liability to the Borrower.

(i)If a Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Revolving Credit Bank shall pay to such Fronting Bank (through the Administrative Agent) or the Administrative Agent, as the case may be, its share of such payment, but without interest thereon unless such Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that such Fronting Bank or the Administrative Agent is required to pay.

(j) A Fronting Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank; provided that if the successor Fronting Bank is not an Eligible Assignee, then the consent of the Required Banks shall also be required for such replacement. The Administrative Agent shall notify the Lenders of any such replacement of a Fronting Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.8. From and after the effective date of any such replacement, (i) the successor Fronting Bank shall have all the rights and obligations of the Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Fronting Bank” shall be deemed to refer to such successor or to any previous Fronting Bank, or to such successor and all previous Fronting Banks, as the context shall require. After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to and conditioned on the appointment and acceptance of a successor Fronting Bank, any Fronting Bank may resign as a Fronting Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Fronting Bank shall be replaced as set forth above.

Section 2.17Letter of Credit Usage Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

(a)any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document; provided, that no Fronting Bank shall consent to any such change or amendment unless previously consented to in writing by the Borrower;

(c)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

(d)the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, any Fronting Bank or any Revolving Credit Bank (other than a defense based on the gross negligence or willful misconduct of the Administrative Agent, such Fronting Bank or such Revolving Credit Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;

(e)any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by a Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of such Fronting Bank;

(f)payment by a Fronting Bank against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit; provided, that such payment shall not have constituted gross negligence or willful misconduct of such Fronting Bank; and

(g)any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or happening shall not have been the result of gross negligence or willful misconduct of the applicable Fronting Bank.
Section 2.18Swingline Loan Subfacility.

(a)Swingline Commitment. Subject to the terms and conditions of this Section 2.18, each Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the Availability Period hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) the aggregate Revolving Commitments less the Outstanding Balance, and (ii) the Swingline Loan Amount; and provided further that (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender shall not exceed such Swingline Lender’s Swingline Commitment unless such Swingline Lender has consented to make Swingline Loans in excess of its Swingline Commitment. A Swingline Lender shall not make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)Swingline Borrowings.

(i)Notice of Borrowing. With respect to any Swingline Borrowing, the Borrower shall give the Swingline Lenders and the Administrative Agent notice in writing which is received by the Swingline Lenders and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Borrowing (and confirmed by telephone by such time), specifying (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Domestic Business Day, and (D) that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing. Such notice shall be irrevocable. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the Swingline Loan Amount) available to the Borrower by means of a credit to the general deposit account of the Borrower with the Administrative Agent designated for such purpose) by 6:00 p.m. (New York City time) on the requested date of such Swingline Loan. The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline

Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(ii)Minimum Amounts. Each Swingline Borrowing shall be in a minimum principal amount of $1,000,000, or larger multiples of $1,000,000 in excess thereof.

(iii)Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) ten (10) days after the date of the applicable Swingline Borrowing, (B) the date of the next Committed Revolving Borrowing, and (C) the Revolving Credit Maturity Date. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Committed Revolving Borrowing, such Swingline Loans shall first be repaid from the proceeds of such Committed Revolving Borrowing prior to the disbursement of the same to the Borrower. If, and to the extent, a Committed Revolving Borrowing is not requested prior to the Revolving Credit Maturity Date or the end of the five (5) day period after a Swingline Borrowing, or unless the Borrower shall have notified the Administrative Agent and the Swingline Lenders prior to 1:00 P.M. (New York City time) on the fourth (4th) day after the Swingline Borrowing that the Borrower intends to reimburse such Swingline Lenders for the amount of such Swingline Borrowing with funds other than proceeds of the Revolving Loans, the Borrower shall be deemed to have requested a Committed Revolving Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loans to such Swingline Lenders. In addition, if (x) the Borrower does not repay the Swingline Loans on or prior to the end of such five (5) day period, or (y) a Default or Event of Default shall have occurred during such five (5) day period, each Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Committed Revolving Borrowing, in which case the Borrower shall be deemed to have requested a Committed Revolving Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to such Swingline Lender. Any Committed Revolving Borrowing which is deemed requested by the Borrower in accordance with this Section 2.18(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”. Each Revolving Credit Bank hereby irrevocably agrees to make Committed Revolving Loans promptly upon receipt of notice from a Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Revolving Credit Bank (or the next Domestic Business Day if such notice is received after 12:00 noon (New York City time)) notwithstanding (I) that the amount of the Mandatory Borrowing may not comply with the minimum amount of Committed Revolving Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 3.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Committed Revolving Borrowing to be made by the time otherwise required in Section 2.2, (V) the date of such Mandatory Borrowing (provided that such date must be a Domestic Business Day), or (VI) any termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no

Revolving Credit Bank shall be obligated to make Committed Revolving Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by a Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(iv)Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Revolving Credit Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lenders such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Credit Bank to share in such Swingline Loans ratably based upon its Revolving Commitment Percentage (determined before giving effect to any termination of the Revolving Commitments pursuant to Section 6.2), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the applicable Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Revolving Credit Bank shall be required to pay to the Swingline Lenders interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Domestic Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate. Notwithstanding the foregoing, no Revolving Credit Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by a Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c)Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Euro-Dollar Revolving Loans for such day.

(d)Replacement and Resignation. (i) Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.7. From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans. Subject to and conditioned on the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with the replacement provisions of this Section 2.18(d).

Section 2.19Extending Facilities.

(a)The Borrower may at any time and from time to time request that all or any portion of Term Loans or Revolving Loans or the Revolving Commitment with a like maturity date (an “Existing Loan Facility”) be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans, Revolving Loans or Revolving Commitments, as applicable, and to otherwise modify the terms of such Term Loans, Revolving Loans or Revolving Commitments to the extent not prohibited in this Section 2.19 (any such Term Loans or Revolving Loans which have been so converted, “Extended Loans”, and any such Revolving Commitments which have been so converted, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.19 (an “Extension”). Any such request shall be made on a pro rata basis and on the same terms to each applicable Bank. In order to establish any Extended Loans or Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Banks under the applicable Existing Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Loans or Extended Revolving Commitments to be established, provided that:

(i)all or any of the scheduled amortization payments of principal of the Extended Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal (including the maturity date) of the Term Loans or Revolving Loans, as applicable, of such Existing Loan Facility to the extent provided in the applicable Loan Extension Amendment;

(ii)the interest margins with respect to the Extended Loans or Extended Revolving Commitments may be different than the interest margins for the Term Loans, Revolving Loans or Revolving Commitments, as applicable, of such Existing Loan Facility, and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Loan Extension Amendment;

(iii)the Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Maturity Date of the Term Loans, Revolving Loans and Revolving Loan Commitments being converted as in effect on the effective date of the Loan Extension Amendment immediately prior to the establishment of such Extended Loans or Extended Revolving Commitments; or

(iv)no Extended Loans that were Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Loan Facility; and

(v)(A) the borrowing and repayment (except for (x) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (y) repayments required upon the maturity date of the non-extending Revolving Commitments and (z) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments of such tranche, (B) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Banks with Revolving Commitments in accordance with their percentage of the Revolving Commitments subject to the express terms herein, (C) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (D) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (E) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than two (2) different maturity dates.

Any Extended Loans and/or Extended Revolving Commitments converted pursuant to any Loan Extension Amendment shall be designated a separate Class of Extended Loans or Extended Revolving Commitments, as the case may be, for all purposes of this Agreement; provided that any Extended Loans converted from an Existing Loan Facility may, to the extent provided in the applicable Loan Extension Amendment, be designated as an increase in any previously established Class of Loans or Commitments with respect to such Existing Loan Facility. Any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which there were converted, any Extended Revolving Loans shall constitute a separate Class of Revolving Loans from the Class of Revolving Loans from which there were converted and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted. No Extension shall constitute a voluntary or mandatory prepayment for purpose of Sections 2.10 and 2.11. Each Extension shall become effective only with respect to the Loans and Commitments of the Banks that accept an Extension Request.

(b)The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Banks under the Existing Loan Facility are requested to respond. No Extension Request is required to be in any minimum amount or increment; provided that the Borrower may specify as a condition to consummating any such Extension that a minimum amount (to be specified in the applicable Extension Request) of Term

Loans, Revolving Loans or Revolving Commitments be tendered (subject to waiver by the Borrower in its sole discretion). No Bank shall have any obligation to agree to have any of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, of any Existing Loan Facility converted into Extended Loans or Extended Revolving Commitments pursuant to any Extension Request. Any Bank (an “Extending Lender”) wishing in its sole and individual discretion to have all or any portion of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, under the Existing Loan Facility subject to such Extension Request converted into Extended Loans or Extended Revolving Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, under the Existing Loan Facility which it has elected to request be converted into Extended Loans or Extended Revolving Commitments. In the event that the aggregate amount of Term Loans, Revolving Loans and Revolving Commitments under the Existing Loan Facility subject to Extension Elections exceeds the amount of Extended Loans or Extended Revolving Commitments requested pursuant to the Extension Request, Term Loans, Revolving Loans and Revolving Commitments subject to Extension Elections shall be converted to Extended Loans or Extended Revolving Commitments on a pro rata basis based on the amount of Term Loans, Revolving Loans and Revolving Commitments, as applicable, included in such Extension Election. It shall be a condition precedent to the effectiveness of any Extension that no Default or Event of Default shall exist on the date of the Extension Request and on the date of the Extension.

(c)Each Class of Extended Loans and Extended Revolving Commitments shall be established pursuant to an amendment (a “Loan Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan or Extended Revolving Commitment thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Bank) and which may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower. Each Loan Extension Amendment shall be binding on the Banks, the General Partner and the other parties hereto. In connection with any Loan Extension Amendment, the Borrower shall deliver a reaffirmation of the Guaranty from the General Partner and such resolutions, certificates, opinions of counsel (including in-house opinions in lieu of opinions of outside counsel) and other documents in connection therewith as may be reasonably requested by the Administrative Agent.

(d)This Section 2.19 shall supersede any provisions in Sections 9.4 or 9.5 to the contrary.

ARTICLE III

CONDITIONS

Section 3.1Closing. The closing hereunder shall occur on the date (the “Closing Date”) when each of the following conditions is satisfied (or waived by the Administrative Agent and the Required Banks, such waiver to be evidenced by the continuation or funding after the date hereof of Loans and notice of such waiver to be given to the Banks by the Administrative Agent), each document to be dated the Closing Date unless otherwise indicated:

(a)the Borrower shall have executed and delivered to the Administrative Agent Notes for the account of each Bank that shall have requested the same, dated on or before the Closing Date complying with the provisions of Section 2.5;

(b)the Borrower shall have executed and delivered to the Administrative Agent a duly executed original of this Agreement;

(c)the General Partner shall have executed and delivered to the Administrative Agent a duly executed original of the Guaranty;

(d)the Administrative Agent shall have received an opinion of Latham & Watkins LLP, counsel for the Borrower and the General Partner, reasonably acceptable to the Administrative Agent, the Banks and their counsel;

(e)the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the General Partner, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the articles of incorporation and by-laws or the partnership agreement and limited partnership certificate, as applicable, of the Borrower and the General Partner, as amended, modified or supplemented to the Closing Date, each certified to be true, correct and complete by a senior officer of the Borrower or the General Partner, as the case may be, as of the Closing Date, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of the State of Delaware with respect to the Borrower and of the State of Maryland with respect to the General Partner, and a good standing certificate from the Secretary of State (or the equivalent thereof) of each other State in which the Borrower and the General Partner is required to be qualified to transact business, each to be dated not more than forty-five (45) days prior to the Closing Date;

(f)the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and Section 3.2, unless otherwise specified, in sufficient counterparts, reasonably satisfactory in form and substance to the Administrative Agent in its sole discretion;

(g)the Borrower and the General Partner shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower and the General Partner;

(h)the Administrative Agent and the Banks shall have received an unaudited consolidated balance sheet and income statement of the Borrower for the fiscal quarter ended March 31, 2017;

(i)the Administrative Agent shall be satisfied that neither the Borrower nor the General Partner is subject to any present or contingent environmental liability which could reasonably be expected to have a Material Adverse Effect;

(j)the Administrative Agent shall have received wire transfer instructions in connection with the Loans to be made on the Closing Date;

(k)the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to this Agreement, and the reasonable fees and expenses accrued through the Closing Date of Morgan, Lewis & Bockius LLP;

(l)the Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, and the validity and enforceability against the Borrower, of the Loan Documents, or in connection with any of the transactions contemplated thereby to occur on or prior to the Closing Date, and such consents, licenses and approvals shall be in full force and effect;

(m)the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date both before and after giving effect to the making of any Loans;

(n)receipt by the Administrative Agent and the Banks of a certificate of the chief financial officer, treasurer or the chief accounting officer of the Borrower certifying that the Borrower is in compliance with all covenants of the Borrower contained in this Agreement, including, without limitation, the requirements of Section 5.8, as of the Closing Date;

(o)the General Partner shall intend to continue to qualify as a real estate investment trust under Section 856 of the Internal Revenue Code (a “REIT”); and

(p)    the Borrower shall have (i) applied the proceeds of the Loans and other amounts on the date hereof to repay all outstanding “Term Loans” under the Existing Credit Agreement and the Existing Term Loan Agreement, and (ii) thereafter the Existing Term Loan Agreement shall be terminated.

The Administrative Agent shall promptly notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.
Section 3.2Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing or to participate in any Letter of Credit issued by a Fronting Bank and the obligation of any Fronting Bank to issue a Letter of Credit or the obligation of a Swingline Lender to make any Swingline Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)the Closing Date shall have occurred on or prior to July 31, 2017;

(b)receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or 2.3;

(c)immediately after such Borrowing, (i) the Outstanding Balance for the Revolving Credit Facility will not exceed the aggregate amount of the Revolving Commitments, (ii) the aggregate outstanding and unpaid principal balance of all Term Loans made on the Closing Date will not exceed the Term Loan Amount, (iii) with respect to each Revolving Credit Bank, such Revolving Credit Bank’s pro rata portion of the Committed Revolving Loans and Letter of Credit Usage will not exceed such Revolving Credit Bank’s Revolving Commitment, as applicable and (iv) with respect to each Term Loan Bank, such Term Loan Bank’s pro rata portion of the Term Loans will not exceed such Term Loan Bank’s Term Loan Commitment;

(d)immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(e)the representations and warranties of the Borrower contained in this Agreement (other than representations and warranties which speak as of a specific date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;

(f)no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans, the issuance of any Letter of Credit or any participations therein or the consummation of the transactions contemplated hereby; and

(g)no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Administrative Agent or the Required Banks, as the case may be, has had or is likely to have a Material Adverse Effect.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c) through (f) of this Section (except that with respect to clause (f), such representation and warranty shall be deemed to be limited to laws, regulations, orders, judgments, decrees and litigation affecting the Borrower and not solely the Banks).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and each of the other Banks which may become a party to this Agreement to make the Loans and to induce the Fronting Banks to issue the Letters of Credit, the Borrower makes the following representations and warranties. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
Section 4.1Existence and Power. The Borrower is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2Power and Authority. The Borrower has the organizational power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents. The Borrower has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to Borrower except to the extent such contravention is not likely to have a Material Adverse Effect, or (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject except to the extent such conflict or breach is not likely to have a Material Adverse Effect, or (iii) will conflict with or result in a breach of any organizational document of any Subsidiary, the certificate of limited partnership, partnership agreement or other organizational document of Borrower, or the General Partner’s articles of incorporation or by-laws.

Section 4.4Financial Information.

(a)The audited consolidated balance sheets and statements of income of the Borrower and the General Partner as of December 31, 2016 and the unaudited balance sheets and statements of income of the Borrower and the General Partner as of March 31, 2017 fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and the General Partner as of such date and their consolidated results of operations for such fiscal periods.

(b)Since December 31, 2016, except as disclosed in public filings with the Securities and Exchange Commission (i) there has been no material adverse change in the business, financial position or results of operations of the Borrower or the General Partner and (ii) except as previously disclosed to the Administrative Agent and to the Banks, neither the Borrower nor the General Partner has incurred any material indebtedness or guaranty.

Section 4.5Litigation.

(a)There is no action, suit or proceeding pending against, or to the knowledge of the Borrower, threatened against or affecting, (i) the Borrower, the General Partner or any of their Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, in any case before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

(b)There are no final nonappealable judgments or decrees in an aggregate amount of One Million Dollars ($1,000,000) or more entered by a court or courts of competent jurisdiction against the Borrower or the General Partner (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing).

Section 4.6Compliance with ERISA.

(a)Except as previously disclosed to the Administrative Agent in writing as of the Closing Date, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(b)Except for each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained, participated in or contributed to, by one or more members of the ERISA Group, no member of the ERISA Group is a “party in interest” (as such term is defined in Section 3(14) of ERISA or a “disqualified person” (as such term is defined in Section 4975(e)(2) of the Internal Revenue Code) with respect to any funded employee benefit plan and none of the assets of any such plans have been invested in a manner that would cause the transactions contemplated by the Loan Documents to constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA).

(c)Neither the Borrower nor the General Partner is (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Internal Revenue Code, (c) an entity deemed under Department of Labor Regulation Section 2510.3-101 to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

Section 4.7Environmental Compliance. To the best of Borrower’s knowledge, except as set forth in the Phase I environmental report(s) delivered to and accepted by the Administrative Agent with respect to each of the Unencumbered Asset Pool Properties (as supplemented or amended, the “Environmental Reports”), (i) there are in effect all Environmental Approvals which are required to be obtained under all Environmental Laws with respect to such Property, except for such Environmental Approvals the absence of which would not have a Material Adverse Effect, (ii) the Borrower is in compliance in all material respects with the terms and conditions of all such Environmental Approvals, and is also in compliance in all material respects with all other Environmental Laws or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

Except as set forth in the Environmental Reports or otherwise disclosed in writing to the Administrative Agent as of the Closing Date or with respect to a New Acquisition, as of the date of such New Acquisition, to Borrower’s actual knowledge:
(i)There are no Environmental Claims or investigations pending or threatened by any Governmental Authority with respect to any alleged failure by the Borrower to have any Environmental Approval required in connection with the conduct of the business of the Borrower on any of the Unencumbered Asset Pool Properties, or with respect to any generation, treatment, storage, recycling, transportation, Release or disposal of any Material of Environmental Concern generated by the Borrower or any lessee on any of the Unencumbered Asset Pool Properties;

(ii)No Material of Environmental Concern has been Released at the Property to an extent that it may reasonably be expected to have a Material Adverse Effect;

(iii)No PCB (in amounts or concentrations which exceed those set by applicable Environmental Laws) is present at any of the Unencumbered Asset Pool Properties;

(iv)No friable asbestos is present at any of the Unencumbered Asset Pool Properties;

(v)There are no underground storage tanks for Material of Environmental Concern, active or abandoned, at any of the Unencumbered Asset Pool Properties;

(vi)No Environmental Claims have been filed with a Governmental Authority with respect to any of the Unencumbered Asset Pool Properties, and none of the Unencumbered Asset Pool Properties is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(vii)There are no Liens arising under or pursuant to any Environmental Laws on any of the Unencumbered Asset Pool Properties, and no government actions have been taken or are in process which could subject any of the Unencumbered Asset Pool Properties to such Liens; and

(viii)There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Borrower in relation to any of the Unencumbered Asset Pool Properties which have not been made available to the Administrative Agent.

Section 4.8Taxes. The federal income tax returns of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2016 have been filed. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary except those being contested in good faith. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.9Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts known to the Borrower which materially and adversely affect or are likely to materially and adversely affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower considered as one enterprise or the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents.

Section 4.10Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower is Solvent.

Section 4.11Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.12Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect.

Section 4.13Investment Company Act. The Borrower is not (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the

Investment Company Act of 1940, as amended or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.14Closing Date Transactions. On the Closing Date and immediately prior to or concurrently with the making of the Loans, the transactions (other than the making of the Loans) intended to be consummated on the Closing Date will have been consummated in accordance with all applicable laws. On or prior to the Closing Date, all consents and approvals of, and filings and registrations with, and all other actions by, any Person required in order to make or consummate such transactions have been obtained, given, filed or taken and are in full force and effect.

Section 4.15Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects.

Section 4.16Patents, Trademarks, etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect. To the Borrower’s knowledge, no material product, process, method, substance, part or other material presently sold by or employed by the Borrower in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other such right owned by any other Person. There is not pending or, to the Borrower’s knowledge, threatened any claim or litigation against or affecting the Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

Section 4.17No Default. No Default or Event of Default exists under or with respect to any Loan Document. The Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely (to the extent that the Borrower can now reasonably foresee) to result in a Material Adverse Effect.

Section 4.18Licenses, etc. The Borrower has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely (to the extent that the Borrower can now reasonably foresee) to have a Material Adverse Effect.

Section 4.19Compliance With Law. The Borrower is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely (to the extent that the Borrower can now reasonably foresee) to have a Material Adverse Effect.

Section 4.20No Burdensome Restrictions. The Borrower is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely (to the extent that the Borrower can now reasonably foresee) to have a Material Adverse Effect.

Section 4.21Brokers’ Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents (except with respect to the acquisition or disposition of Real Property Assets) or otherwise in connection with this Agreement (it being understood that JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated or its Affiliates, Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bank National Association, have acted as arrangers for the Facilities and the fees and expenses of which shall be paid by Borrower), and the Borrower has not done any acts, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents (except with respect to the acquisition or disposition of Real Property Assets), other than the fees payable hereunder.

Section 4.22Labor Matters. Except as set forth on Schedule 4.22 attached hereto and made a part hereof, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower and the Borrower has not suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

Section 4.23Organizational Documents. The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each of the documents set forth in this Section 4.23.

Section 4.24Principal Offices. The principal office, chief executive office and principal place of business of the Borrower is 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064.

Section 4.25REIT Status. For the fiscal year ended December 31, 2016, the General Partner qualified, and the General Partner intends to continue to qualify, as a REIT.

Section 4.26Ownership of Property. The Borrower and/or the General Partner, directly or indirectly, owns fee simple title to or a ground leasehold interest in each of the Unencumbered Asset Pool Properties.

Section 4.27Insurance. The Borrower or its tenants, as applicable, currently maintains insurance at 100% replacement cost insurance coverage in respect of each of the Real Property Assets, as well as comprehensive general liability insurance (including “builders’ risk”) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to the Real Property Assets with insurers having an A.M. Best policyholders’ rating of not less than A-VIII in amounts that prudent owner of assets such as the Real Property Assets would maintain.

Section 4.28Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect commercially reasonable policies and procedures for

Borrower, its Subsidiaries and their respective directors, officers, employees and agents (which such Persons, for the purposes of the first sentence of this Section 4.28, shall not include any third-party joint-venture partner or member of any Subsidiary) designed to comply with Anti-Corruption Laws and Sanctions applicable to the Borrower and its Subsidiaries, and the Borrower, its Subsidiaries and their respective directors and officers and to the knowledge of the Borrower its employees and agents, are in compliance in all material respects with any applicable Anti-Corruption Laws and Sanctions. None of (a) the Borrower or any Subsidiary, or (b) to the knowledge of the chief executive officer, chief financial officer or chief operating officer of the Borrower, any agent, director, officer or employee of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or Sanctions applicable to the Borrower and its Subsidiaries. None of the Borrower, any Subsidiary of the Borrower, or, to the knowledge of the chief executive officer, chief financial officer or chief operating officer of the Borrower, any director, officer or employee thereof is currently in violation of any Anti-Corruption Laws.

Section 4.29EEA Financial Institutions. Neither the General Partner nor the Borrower is an EEA Financial Institution.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS
The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Loan or Letter of Credit is outstanding or any Obligations remain unpaid:
Section 5.1Information. The Borrower will deliver:

(a)to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower as of the end of such fiscal year and the related consolidated statements of cash flow and operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited by Deloitte & Touche or other independent public accountants of similar standing;

(b)to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), as soon as available and in any event within sixty (60) days after the end of each quarter of each fiscal year (other than the last quarter in any fiscal year) of the Borrower, a statement of the Borrower, prepared in accordance with GAAP, setting forth the operating income and operating expenses of the Borrower, in sufficient detail so as to calculate Unencumbered Asset Pool Net Operating Cash Flow of the Borrower for the immediately preceding quarter;

(c)to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, controller, treasurer or vice president-corporate finance of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower as of the dates and for the periods indicated, in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) and ending on a date not more than ten (10) Domestic Business Days prior to the date of such delivery and that on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, no Default or Event of Default under any other provision of Section 6.1 occurred or, if any such Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof;

(d)to the Administrative Agent and to each of the Banks, (i) within five (5) days after the president, chief financial officer, treasurer, controller or other executive officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the president of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within ten (10) days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower which is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)to the Administrative Agent and to each of the Banks, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(f)to the Administrative Agent and to each of the Banks, promptly and in any event within five (5) Domestic Business Days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower executed by an officer of the Borrower specifying the nature of such condition and the Borrower’s, and if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower shall obtain actual knowledge that there exists any Environmental Claim which is likely to have a Material Adverse Effect pending or threatened against the Borrower or any Environmental Affiliate or (iii) the Borrower obtains actual knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate;

(g)to the Administrative Agent and to each of the Banks, promptly and in any event within five (5) Domestic Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any material loss or loss of the Borrower with respect to any of the Unencumbered Asset Pool Properties, copies of such notices and correspondence; and

(h)to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks or posting to the internet website of the General Partner), promptly upon the mailing thereof to the shareholders or partners of the Borrower, copies of all financial statements, reports and proxy statements so mailed;

(i)to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks or posting to the internet website of the General Partner), promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(j)to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), simultaneously with delivery of the information required by Sections 5.1(a) and (b), a statement of Unencumbered Asset Pool Net Operating Cash Flow with respect to each Unencumbered Asset Pool Property and a list of all Unencumbered Asset Pool Properties; and

(k)to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent, at the request of any Bank, may reasonably request.

Section 5.2Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound and any tax liabilities, in any case, where failure to do so will likely result in a Material Adverse Effect except (i) such tax liabilities may be contested in good faith by appropriate proceedings, and the Borrower will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same; or (ii) such obligation or liability as may be contested in good faith by appropriate proceedings.

Section 5.3Maintenance of Property; Insurance.

(a)The Borrower will keep each of the Unencumbered Asset Pool Properties in good repair, working order and condition, subject to ordinary wear and tear.

(b)The Borrower shall (a) maintain insurance as specified in Section 4.27 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for materially less coverage than the insurance in effect on the Closing Date, and (b) furnish to each Bank, or use reasonable efforts to obtain from a tenant, if applicable, from time to time, upon written request, copies of the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as such Bank may reasonably request. The Borrower will deliver to the Banks (i) upon request of any Bank through the Administrative Agent from time to time, full information as to the insurance carried, (ii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal of coverage by the Borrower.

Section 5.4Conduct of Business. The Borrower’s primary business will continue to be acquiring, owning, operating, managing, developing (to the extent permitted in this Agreement), and leasing office and industrial properties.

Section 5.5Compliance with Laws. (a) The Borrower will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, all zoning and building codes and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Borrower will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)In the ordinary course of its business and at such times as the Borrower reasonably deems appropriate, the Borrower shall conduct periodic reviews of the effect of Environmental Laws on its business, operations and properties, in the course of which it shall use commercially reasonable efforts to identify and evaluate applicable liabilities and costs (including, without limitation, any capital or operating expenditures required as a matter of Environmental Law for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required as a matter of Environmental Law to achieve or maintain compliance with Environmental Law or as a condition of any license, permit or contract to which the Borrower is a party or a beneficiary, any related constraints on operating activities, including, without limitation, any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Materials of Environmental Concern, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses). The Borrower shall notify the Administrative Agent immediately if, on the basis of any such review, the Borrower has reasonably concluded that such associated potential liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, could reasonably be expected to have a Material Adverse Effect.

(c)Neither the Borrower nor the General Partner shall become (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code, (iii) an entity deemed under Department of Labor Regulation Section 2510.3-101 to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

Section 5.6Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of any Bank at such Bank’s expense to visit and inspect any of its properties to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and employees, all at such reasonable times, upon reasonable notice, but in no event more than once each fiscal year unless an Event of Default has occurred and is continuing, then as often as may reasonably be desired.

Section 5.7Existence.

(a)The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence or its partnership existence, as applicable.

(b)The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

Section 5.8Financial Covenants.

(a)Total Debt to Total Asset Value. As of the last day of each calendar quarter, the Total Debt Ratio will not be greater than 60%; provided, however, with respect to any period in which the Borrower or any of its Consolidated Subsidiaries have acquired a Real

Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000, Total Debt to Total Asset Value for such quarter and the next three (3) quarters may increase to 65%, provided such ratio does not exceed 60% thereafter.

(b)Fixed Charge Coverage. As of the last day of each calendar quarter, the ratio of (x) Annual EBITDA, less reserves for Capital Expenditures of (i) $.25 per square foot per annum for each Real Property Asset that is an office or retail property and (ii) $250 per unit for each Real Property Asset that is a multi-family residential property, to (y) the sum of (i) Total Debt Service and (ii) dividends or other payments payable by the General Partner with respect to any preferred stock issued by the General Partner and distributions or other payments payable by the Borrower with respect to any preferred partnership units of the Borrower, will not be less than 1.5:1.0.

(c)Limitation on Secured Debt. Secured Debt of the Borrower, the General Partner and their Consolidated Subsidiaries, which for purposes hereof shall be deemed to include the Borrower’s and the General Partner’s pro rata share of the Secured Debt of any Minority Holdings of the Borrower or the General Partner, shall at no time exceed forty percent (40%) of Total Asset Value.

(d)Unsecured Debt Ratio. As of each of (x) the last day of each calendar quarter, and (y) any Borrowing, the Unsecured Debt Ratio shall not be less than 1.67:1.0; provided, however, with respect to any period in which the Borrower or any of its Consolidated Subsidiaries have acquired a Real Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000, the Unsecured Debt Ratio for such quarter and the next succeeding three (3) quarters may decrease to 1.55:1.00, provided such ratio is not less than 1.67:1.00 thereafter.

(e)Unencumbered Asset Pool Debt Service Coverage. As of the last day of each calendar quarter and as of the date of any sale or secured financing of any Unencumbered Asset Pool Property, the ratio of (i) Unencumbered Asset Pool Net Operating Cash Flow to (ii) Unsecured Debt Service will not be less than 1.75:1.0.

(f)Dividends. During an Event of Default, the Borrower will not, as determined on an aggregate annual basis, pay any partnership distributions in excess of the amount which results in distributions to the General Partner (in an amount sufficient to permit the General Partner to pay dividends to its shareholders which it reasonably believes are necessary for it to (A) maintain its qualification as a REIT for federal and state income tax purposes, and (B) avoid the payment of federal or state income or excise tax.

Section 5.9Restriction on Fundamental Changes; Operation and Control. (a) The Borrower shall not enter into any merger or consolidation, unless the Borrower is the surviving entity, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, any substantial part of the business or property of the Borrower and its Subsidiaries, taken as a whole, whether now or hereafter acquired, hold an interest in any subsidiary which is not controlled by the Borrower or the General Partner or enter into other business lines, without the prior written consent of the Administrative Agent, which consent shall not be given unless the Required Banks so consent.

(b)The Borrower shall not amend its articles of incorporation, by-laws or agreement of limited partnership, as applicable, in any material respect which is reasonably likely to have an adverse effect on the Banks, without the Administrative Agent’s consent, which shall not be unreasonably withheld or delayed.

Section 5.10Changes in Business. The Borrower shall not enter into any business which is substantially different from that conducted by the Borrower on the Closing Date after giving effect to the transactions contemplated by the Loan Documents.

Section 5.11Sale of Unencumbered Asset Pool Properties. Concurrent with the sale or transfer of any Unencumbered Asset Pool Property that exceeds fifteen percent (15%) of the Unencumbered Asset Pool Properties Value, the Borrower shall (i) deliver written notice to the Administrative Agent, (ii) deliver to the Administrative Agent a certificate from its chief financial officer, chief accounting officer, vice president or other duly authorized officer certifying that at the time of such sale or other disposal (based on pro-forma calculations for the previous period assuming that such Unencumbered Asset Pool Property was not a Unencumbered Asset Pool Property for the relevant period) all of the covenants contained in Section 5.8 are and after giving effect to the transaction shall continue to be true and accurate in all respects, and (iii) pay to the Administrative Agent an amount equal to that, if any, required pursuant to Section 2.10(a). In the event that a Separate Parcel that originally formed a part of a Unencumbered Asset Pool Property is to be sold or transferred, the value of the remaining portion of the Unencumbered Asset Pool Property will be determined by Administrative Agent at the time of sale or transfer in its sole discretion.

Section 5.12Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.13Margin Stock. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.14Use of Proceeds. The Borrower shall use the proceeds of the Loans for its general business purposes; provided, however, that no Swingline Loan shall be used for the purpose of refinancing another Swingline Loan, in whole or part. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the Borrower’s general business purposes. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any

Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.15General Partner Status. The General Partner shall at all times (i) maintain its status as a self-directed and self-administered REIT, and (ii) remain a publicly traded company listed on the New York Stock Exchange.

Section 5.16Specified Unencumbered Real Property Assets; Specified Norges JV Assets. The Borrower shall not amend, modify or assign any documentation relating to the Specified Unencumbered Real Property Assets or the Specified Norges JV Assets (including documentation relating to the intercompany debt) in a manner that is reasonably likely to have a material adverse effect on the Banks without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

DEFAULTS
Section 6.1Events of Default. Each of the following shall constitute an event of default under this Agreement (an “Event of Default”):

(a)(i) the Borrower shall fail to pay when due any principal of any Loan, or (ii) the Borrower shall fail to pay when due any interest on any Loan, any fees or any amounts payable hereunder within three (3) Domestic Business Days after the same is due;

(b)the Borrower shall fail to observe or perform any covenant contained in Section 5.7(a) (with respect to the Borrower’s existence) or Sections 5.8 to 5.16, inclusive, subject to any applicable grace periods set forth therein;

(c)the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent;

(d)any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)the Borrower, the General Partner or any Material Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt or Debt guaranteed by the Borrower, the General Partner or such Material Subsidiary (other than the Obligations) in an aggregate principal amount of more than $50,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period (as the same may be extended by the applicable lender) and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or the Borrower, the General Partner or any Material Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period (as the same may be extended by the applicable lender), if in any such case as a result of such default, event or condition, the lender (including the holder or holders thereof, or any trustee or agent for such holders) of any such Debt shall accelerate the maturity of any such Debt or shall be permitted (without any further requirement of notice or lapse of time), to accelerate the maturity of any such Debt, and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or any such Debt shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment;

(f)the Borrower, the General Partner or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)an involuntary case or other proceeding shall be commenced against the Borrower, the General Partner or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, the General Partner or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(h)the Borrower shall default in its obligations under any Loan Document other than this Agreement beyond any applicable notice and grace periods;

(i)the General Partner shall default in its obligations under the Guaranty beyond any applicable notice and grace periods;

(j)any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA, or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan, or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000;

(k)one or more final nonappealable judgments or decrees in an aggregate amount of $10,000,000 as of such date shall be entered by a court or courts of competent jurisdiction against the Borrower or the General Partner (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days (or bonded, vacated or satisfied within thirty (30) after any stay is lifted) or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

(l)(i) any Environmental Claim shall have been asserted against the Borrower or any Environmental Affiliate, (ii) any release, emission, discharge or disposal of any Material of Environmental Concern shall have occurred, and such event is reasonably likely to form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate, or (iii) the Borrower or the Environmental Affiliates shall have failed to obtain any Environmental Approval necessary for the ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in the case of clauses (i), (ii) or (iii) above, if the existence of such condition has had or is reasonably likely to have a Material Adverse Effect;

(m)(i) during any consecutive twenty-four (24) month period commencing on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the General Partner of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the General Partner stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in the office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, except for any such change resulting from (x) death or disability of any such member, (y) satisfaction of any requirement for the majority of the members of the Board of Directors of the General Partner to qualify under applicable law as independent directors, or (z) the replacement of any member of the Board of Directors who is an officer or employee of the General Partner with any other officer or employee of the General Partner or its Affiliate; (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of equity interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the General Partner; (iii) the General Partner (or a wholly-owned subsidiary thereof) ceases to be the sole general partner of the Borrower; or (iv) the General Partner ceases to own, directly or indirectly, at least sixty percent (60%) of the equity interests in the Borrower having the power to vote on matters relating to the management of the Borrower;

(n)the General Partner shall cease at any time to qualify as a REIT; and

(o)at any time, for any reason, the Borrower or the General Partner seeks to repudiate its obligations under any Loan Document.

Section 6.2Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments shall automatically terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other notices or requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, and at the request of the Required Banks shall, exercise any of its rights and remedies hereunder and by written notice to the Borrower, declare the Commitment(s) of each Bank to make Loans to be terminated whereupon the same shall forthwith terminate, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind other than as provided in the Loan Documents (including, without limitation, valuation and appraisement, diligence, presentment, and notice of intent to demand or accelerate), all of which are hereby expressly waived by the Borrower.

(b)Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default other than any Event of Default described in Sections 6.1(f) or (g), the Administrative Agent shall not exercise any of its rights and remedies hereunder nor declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be immediately due and payable, until such time as the Administrative Agent shall have delivered a notice to the Banks specifying the Event of Default which has occurred and whether Administrative Agent recommends the acceleration of the Obligations due hereunder or the exercise of other remedies hereunder. The Banks shall notify the Administrative Agent if they approve or disapprove of the acceleration of the Obligations due hereunder or the exercise of such other remedy recommended by Administrative Agent within five (5) Domestic Business Days after receipt of such notice. If any Bank shall not respond within such five (5) Domestic Business Day period, then such Bank shall be deemed to have accepted Administrative Agent’s recommendation for acceleration of the Obligations due hereunder or the exercise of such other remedy. Regardless of the Administrative Agent’s recommendation, if the Required Banks shall approve the acceleration of the Obligations due hereunder or the exercise of such other remedy, then Administrative Agent shall declare the Commitment(s) of each Bank to make Loans to be terminated whereupon the same shall forthwith terminate and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be immediately due and payable or exercise such other remedy approved by the Required Banks. If the Required Banks shall neither approve nor disapprove the acceleration of the Obligations due hereunder or such other remedy recommended by Administrative Agent, then Administrative Agent may accelerate the Obligations due hereunder or exercise any of its rights and remedies hereunder in its sole discretion. If the Required Banks shall disapprove the acceleration of the Obligations due hereunder or the exercise of such other remedy recommended by Administrative Agent, but approve of another remedy, then to the extent permitted hereunder, Administrative Agent shall exercise such remedy. In the event the Administrative Agent exercises any remedy provided in any of the Loan Documents, the Administrative Agent shall act as a collateral agent for the Banks.

(c)Notwithstanding the foregoing, if in Administrative Agent’s sole judgment, immediate action is required after an Event of Default has occurred to prevent loss to the Banks, the Administrative Agent may exercise any of its rights and remedies pursuant to this Agreement, including, without limitation, acceleration of the Obligations hereunder, without the prior consent of the Required Banks provided that the Administrative Agent has notified the Banks of its intention so to exercise such rights and remedies and within 48 hours (such hours being counted only on Domestic Business Days) thereafter the Required Banks have not instructed the Administrative Agent to the contrary.

Sectiion 6.3Notice of Default. If the Administrative Agent shall not already have given any notice to the Borrower under Section 6.1, the Administrative Agent shall give notice to the Borrower under Section 6.1 promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof.

Section 6.4Actions in Respect of Letters of Credit. (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent may, and if requested by the Required Revolving Credit Banks the Administrative Agent shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall, pay to the Administrative Agent, on behalf of the Revolving Credit Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Revolving Credit Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit; provided that if an Event of Default described in Section 6.1(f) or (g) has occurred and is continuing, such obligation of the Borrower to deliver such amounts to the Cash Collateral Account shall become automatically due and payable without presentment, demand, protest or other notices or requirements of any kind, all of which are hereby expressly waived by the Borrower. The Borrower shall also deposit amounts into the Letter of Credit Collateral Account in accordance with Section 9.8(c)(ii). Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

(b)The Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Revolving Credit Banks a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii)all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv)to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.
(c)The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Revolving Credit Banks to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Revolving Credit Banks in respect of the Letters of Credit.

(d)Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.4(h) hereof.

(e)The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.4.

(f)If any Event of Default shall have occurred and be continuing:

(i)The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, with the consent of the Required Revolving Credit Banks, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Section 6.4 are in addition to any rights and remedies which any Revolving Credit Bank may have.

(ii)The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(g)The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

(h)At such time as (x) all Events of Default have been cured or waived in writing and (y) all cash collateral (or the appropriate portion thereof) provided to reduce the Fronting Banks’ exposure to any Defaulting Lender’s Letter of Credit Usage pursuant to Section 9.8(c)(ii) shall no longer be required to be held as cash collateral pursuant to this Section 6.4 as a result of (x) the elimination or reduction of the applicable exposure to a Defaulting Lender’s Letter of Credit Usage (including by the termination of the Defaulting Lender status of such Bank) or (y) the Administrative Agent’s determination that there exists excess cash collateral, all amounts (or excess portion thereof) remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower; provided that the Borrower and each applicable Fronting Bank may agree to continue to hold cash collateral to support future anticipated exposure to a Defaulting Lender’s Letter of Credit Usage. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date and cancellation or return of all Letters of Credit shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

ARTICLE VII

THE ADMINISTRATIVE AGENT
Section 7.1Appointment and Authorization. Each Bank and each Fronting Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as otherwise expressly permitted by this Agreement or with the prior written consent of the Administrative Agent, only the Administrative Agent (and not one or more of the Banks) shall have the authority to deal directly with the Borrower under this Agreement and each Bank acknowledges that all notices, demands or requests from such Bank to Borrower must be forwarded to the Administrative Agent for delivery to the Borrower. Each Bank acknowledges that, except as otherwise expressly set forth in this Agreement, the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Banks absent written instructions from Administrative Agent in accordance with its rights and authority hereunder.

Section 7.2Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include JPMorgan Chase Bank, N.A. in its individual capacity.

Section 7.3Action by Administrative Agent. (a) The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent shall not have by reason of the execution and delivery of the Loan Documents to which it is a party, the performance of any of its obligations thereunder, or by the use of the term “Administrative Agent”, a fiduciary relationship in respect of any Bank or the Borrower.

(b)The Administrative Agent shall promptly forward, or make available by Intralinks or other internet access system, to each Bank tangible or electronic copies, or notify (in writing or electronically and, if electronically, the Administrative Agent will also transmit a fax indicating that the information in question is being transmitted electronically) each Bank as to the contents, of all notices, financial statements and other significant materials and communications received from the Borrower pursuant to the terms of this Agreement or any other Loan Document and, in the event that the Borrower fails to pay when due the principal of or interest on any Loan, the Administrative Agent shall promptly give notice thereof to the Banks. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all the Banks; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. If the Borrower shall have made any payment of principal of and interest on the Loans or any other amount due hereunder in accordance with Article II hereof and the Administrative Agent shall not have distributed to each Bank its proper share of such payment on the date on which such payment shall be received (other than as a result of any shutdown of or disturbance in any payment system or any other event or circumstance beyond the reasonable control of the Administrative Agent), then the Administrative Agent shall pay such proper share to such Bank together with interest thereon at the Federal Funds Rate for each day from the date such payment shall have been received from the Borrower until the date such amount is paid by the Administrative Agent to such Bank. If any Bank transfers funds to the Administrative Agent in anticipation of the making of a Loan that is subsequently not made, then the Administrative Agent agrees to repay such funds to such Bank upon the receipt of a notice from such Bank requesting the repayment of such funds, together with interest thereon at the Federal Funds Rate for each day from the date which is the day upon which Administrative Agent shall have received a notice from such bank requesting the repayment of such funds until the date such amount is paid by the Administrative Agent to such Bank.

Section 7.4Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5Liability of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Banks (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or, where required by the terms of this Agreement, all of the Banks, or (ii) in the absence of its own gross negligence or willful misconduct. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default (other than a Default under Section 6.1(a) with respect to the payment of principal, interest, facility fees or Letter of Credit Fees) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Bank. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or the contents of any report or certificate delivered hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith; or (v) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be sent by electronic means) believed by it in good faith to be genuine or to be signed by the proper party or parties. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon.

Section 7.6Indemnification. (a) Each Bank shall, ratably in accordance with its Aggregate Exposure Percentage, indemnify the Administrative Agent, their Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction) that such indemnitees may suffer or incur as a result of, or in connection with, the Administrative Agent’s capacity as Administrative Agent in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees in accordance with this Agreement, including any amounts that the Borrower fails to pay under Section 9.3(a).

(b)Each Revolving Credit Bank shall, ratably in accordance with its Revolving Commitment Percentage, indemnify the Fronting Banks, the Swingline Lenders, their Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction) that such indemnitees may suffer or incur as a result of, or in connection with, the Administrative Agent’s capacity as Administrative Agent in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees in accordance with this Agreement, including any amounts that the Borrower fails to pay under Section 9.3(a).

Section 7.7Credit Decision. Each Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Bank further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Bank and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder. Each Bank shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Bank and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Bank or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 7.8Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. In addition, if the Administrative Agent at any time shall have been finally determined to have committed gross negligence or willful misconduct in connection with its performance of its duties as Administrative Agent hereunder or if the Commitment of the Administrative Agent, in its capacity as a Bank, inclusive of participations, shall be less than $10,000,000, then, upon notice from the Required Banks, the Administrative Agent shall resign. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent with the consent of the Borrower (which consent will not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required if an Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, with the reasonable approval of the Borrower provided that no Event of Default shall have occurred and be outstanding, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, total assets of at least $25,000,000,000 and a long-term senior unsecured indebtedness rating of BBB+ or better by S&P (if rated by S&P) and Baa1 by Moody’s (if rated by Moody’s). Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder first accruing or arising after the effective date of such retirement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

If, at any time during the Availability Period, the Administrative Agent shall no longer have any Commitment or hold outstanding Loans under this Agreement, the Administrative Agent shall give notice of its offer to resign to the Banks and the Borrower. Upon any such offer of resignation, the Required Banks shall have the right to appoint a successor Administrative Agent or to retain the Administrative Agent with the consent of the Borrower; provided that the consent of the Borrower shall not be required if an Event of Default shall have occurred and be continuing.
Section 7.9Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10Copies of Notices. The Administrative Agent shall deliver to each Bank a copy of any notice sent to the Borrower by the Administrative Agent in connection with the performance of its duties as the Administrative Agent hereunder; and the Administrative Agent shall deliver to each Bank a copy of any notice sent to the Administrative Agent by the Borrower in connection with any Default or Event of Default hereunder.

Section 7.11Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES
Section 8.1Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Euro-Dollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted London Interbank Offered Rate or the London Interbank Offered Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Facility Banks for the applicable Facility that the Adjusted London Interbank Offered Rate or the London Interbank Offered Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing under such Facility for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any Notice of Interest Rate Election that requests the conversion of any Borrowing under such Facility to, or continuation of any Borrowing under such Facility as, a Euro-Dollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Euro-Dollar Borrowing under such Facility, such Borrowing shall be made as an Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only Borrowings under a particular Facility, then the Borrowings under the other Facility shall be permitted.
Section 8.2Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any existing applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans or Money Market Loans, or, with respect to Revolving Credit Banks, to participate in any Letter of Credit issued by a Fronting Bank, or, with respect to a Fronting Bank, to issue any Letter of Credit, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make or convert Euro-Dollar Loans or Money Market Loans, or with respect to Revolving Credit Banks, to participate in any Letter of Credit issued by a Fronting Bank or, with respect to a Fronting Bank, to issue any Letter of Credit, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans or Money Market Loans (as the case may be) to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan or Money Market Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related

Euro-Dollar Loans or Money Market Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

Section 8.3Increased Cost and Reduced Return.

(a)If, after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption or taking effect of any applicable law, rule, treaty or regulation, or any change in any applicable law, rule, directive, decision, treaty or regulation, or any change in the interpretation, re-interpretation, application or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (“Change in Law”), or compliance by any Bank (or its Applicable Lending Office) with any request, decision or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euro-Dollar Loan any such requirement reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, liquidity, insurance charge or assessment, or similar requirement (including any compulsory loan requirement) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition, cost or expenses (other than Taxes) affecting its Euro-Dollar Loans or Money Market LIBOR Loans, its Notes, or its obligation to make Euro-Dollar Loans or subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, continuing, converting or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto or to increase the cost to such Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise), by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. For purposes hereof, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a change after the date hereof or after the date of the related Money Market Quote, as applicable, regardless of the date enacted, implemented, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be such a change regardless of the date adopted, issued, promulgated or implemented (each a “Regulatory Change”), provided, however, that if the applicable Bank shall have implemented changes prior to the Closing Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a change after the date hereof or after the date of the related Money Market Quote, as applicable, with respect to such Bank.

(b)If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital or liquidity requirements, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, including any Regulatory Change, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital or liquidity requirements) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c)Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section (although failure or delay on the part of any Bank to provide such notice or to demand compensation pursuant to this Section, after receiving notice of increased cost or reduced rate of return, shall not constitute a waiver of such Bank’s right to demand such compensation unless such failure materially prejudices Borrower’s rights hereunder) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 8.4Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 8.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrower. Without duplication of Sections 8.4(a) or (b) above, the Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. The Administrative Agent shall reasonably cooperate, at its sole discretion and at no cost to the Administrative Agent or the Banks, with efforts by Borrower to recover any Taxes or Other Taxes which Borrower reasonably believes were incorrectly or illegally imposed.

(e)Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Banks. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.4(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    the Administrative Agent, any sub-agent and any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement or such Bank becomes a Bank under this Agreement, as applicable, (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Administrative Agent, sub-agent or Bank, as applicable is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4)to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Recipient or any sub-agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient or sub-agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient or sub-agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient or sub-agent has complied with such Recipient’s or sub-agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    if the Administrative Agent or sub-agent is not a U.S. Person, the Administrative Agent and sub-agent (and any assignee or successor) will deliver to the Borrower on or prior to the execution and delivery of this Agreement (or, assignment or succession, if applicable), two executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent or sub-agent, as applicable, for its own account and two duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts the Administrative Agent or sub-agent, as applicable, receives for the account of others, with the effect that the Borrower can make payments to the Administrative Agent or sub-agent, as applicable, without deduction or withholding of any taxes imposed by the United States.
Each Recipient or sub-agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.4 (including by the payment of additional amounts pursuant to this Section 8.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 8.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party’s obligations under this Section 8.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)Defined Terms. For purposes of this Section 8.4, the term “Bank” includes any Fronting Bank and any Swingline Lender and the term “applicable law” includes FATCA.

(j)For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 8.5Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Sections 8.1 or 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five (5) Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b)after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

Section 8.6SPC Loans. Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to one special purpose funding vehicle (a “SPC”) sponsored by such Granting Bank, as identified as such in writing by such Granting Bank to the Administrative Agent and the Borrower from time to time (including, without limitation, by the execution of this Agreement on the date hereof by a Granting Bank and its SPC identified as such on the signature pages hereof), the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to the terms hereof; provided, that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of such Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Any SPC that makes a Loan shall (i) have in regard to such Loan all of the rights (exercisable, however, only through its Granting Bank acting as its agent) that such Granting Bank would have had if it had made such Loan directly, and (ii) comply with this Agreement in regard to such Loan on the same terms as any other Bank party hereto; provided that (A) the Granting Bank’s Commitment shall remain the Commitment of such Granting Bank, and (B) all monetary obligations of an SPC hereunder in respect of any Loan it provides shall remain the obligations of such Granting Bank to the extent at any time that such SPC elects not to or otherwise fails to perform or pay any such obligation. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Bank would otherwise be liable for so long as, and to the extent, its sponsoring Granting Bank makes such payment. Notwithstanding any Loan that may be provided by an SPC hereunder, the Administrative Agent and Borrower shall be entitled to continue to communicate and deal solely and directly with the Granting Bank in accordance with this Agreement in respect of such Loan. Each SPC that is a signatory hereto, and each SPC that subsequently is identified by its Granting Bank as having been granted such option, shall be deemed to have confirmed (and the Borrower and the Administrative Agent may require a written acknowledgment of such confirmation signed by any SPC not a signatory hereto that is subsequently so identified by its Granting Bank) to the Borrower and the Administrative Agent that (a) it has received a copy of the Agreement and each

Loan Document, together with copies of the financial statements heretofore provided to the Banks under the terms of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it will independently and without reliance upon the Administrative Agent, its Granting Bank or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Loan Document; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and any other Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and any other Loan Document are required to be performed by it as a Bank, subject to the terms of this Section 8.6; and (e) appoints its Granting Bank, or a specified branch or Affiliate thereof, as its agent and attorney in fact and grants to its Granting Bank an irrevocable power of attorney to receive payments made for the benefit of such SPC under this Agreement, to deliver and receive all communications and notices under this Agreement and other Loan Documents and to exercise on such SPC’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under this Agreement and other Loan Documents. Any document executed by such agent on such SPC’s behalf in connection with this Agreement or other Loan Documents shall be binding on such SPC. In furtherance of the foregoing, all the Banks and the Administrative Agent each hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in Section 9.6(c), any SPC may (i) with notice to, but without the prior written consent of, the Borrower or Administrative Agent, and without the payment of any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions consented to by the Borrower and the Administrative Agent (and, subject to all of the provisions of this paragraph, such consents shall be deemed to have been granted with respect to any SPC signatory hereto on the date hereof) providing liquidity and/or credit facilities to or for the account of such SPC to support the funding or maintenance of loans, and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of liquidity and/or credit facilities to such SPC. Nothing in this Section 8.6 that would affect the rights or obligations of an SPC may be amended without the written consent of any SPC that has any Loan outstanding at the time of such amendment.

Section 8.7Mitigation Obligations; Replacement of Banks. (a) If any Bank requests compensation under Section 8.3, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.4, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.3 or 8.4, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b)    If (w) any Bank is unable to make, maintain or fund its Euro-Dollar Loans or to participate in any Letter of Credit pursuant to Section 8.2 for a period of ten (10) consecutive days, or (x) any Bank requests compensation under Section 8.3, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.4, or (y) if any Bank becomes a Defaulting Lender, or (z) any Bank has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.5, requires the consent of all Banks or of all Banks affected thereby and with respect to which Banks constituting the Required Banks have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement (other than any outstanding Money Market Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Fronting Banks and the Swingline Lenders), which consent shall not unreasonably be withheld or delayed (provided that no such consent shall be required for an assignment to any Bank so long as, after giving effect to such assignment, such Bank’s Revolving Commitment Percentage does not exceed 25%), (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans (other than Money Market Loans) and participations in Unreimbursed Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.3 or payments required to be made pursuant to Section 8.4, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Bank’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE IX

MISCELLANEOUS
Section 9.1Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (v) in the case of the Borrower or the Administrative Agent, at its address or telecopy number set forth on the signature pages hereof, together with copies thereof, in the case of the Borrower, to Latham & Watkins LLP, 355 S. Grand Avenue,

Los Angeles, CA 90071, Attention: Glen B. Collyer, Esq., Telephone: (213) 485-1234, Telecopy: (213) 891-8763, and in the case of the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2, Newark, DE 19713, Attention: Brittany Duffy, Telephone: (302) 634-8814, Telecopy number: (302) 634-4733, with a copy to: JPMorgan Chase Bank, N.A., 251 S. Lake Avenue, Suite 900, Pasadena, CA 91101, Attention: Nadeige Dang, Telephone: (626) 432-3958, Telecopy number: (646) 861-6193, and to Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, Attention: Stephen Miklus, Esq., Telephone: (617) 951-8364, Telecopy: (617) 951-8736, (w) in the case of any Bank, at its address or telecopy number set forth on the signature pages hereof or in its Administrative Questionnaire, (x) in the case of any Swingline Lender, at its address or telecopy number set forth on Schedule 1B, (y) in the case of any Fronting Bank, at its address or telecopy number set forth on Schedule 1C or (z) in the case of any party, such other address or telecopy number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Banks and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

(b)    Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)     Electronic Systems.

(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Fronting

Banks and the other Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Bank, any Fronting Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any Fronting Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.2No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of special counsel to the Administrative Agent, local counsel for the Administrative Agent, and travel, site visits, third party reports (including Appraisals), mortgage recording taxes, environmental and engineering expenses), in connection with the preparation and administration of this Agreement, the Loan Documents and the documents and instruments referred to therein, the syndication of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default or alleged Default hereunder, (ii) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each Fronting Bank relating to Letters of Credit as from time to time in effect and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent and each Bank, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom, including all such expenses incurred during any workout or restructuring; provided, however, that in no event shall the Borrower be required to pay for the attorneys’ fees and disbursements of more than one counsel to the Administrative Agent and the Banks unless there is a legal conflict of interest.

(b)The Borrower agrees to indemnify the Administrative Agent, the Fronting Banks, and each Bank, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlements and settlement costs, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) and whether or not brought by the Borrower, the General Partner or any Affiliate of the Borrower, that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document (including, without limitation, the Borrower’s actual or proposed use of proceeds of the Loans, whether or not in compliance with the provisions hereof), (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Material of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, (v) the grant to the Administrative Agent and the Banks of any Lien in any property or assets of the Borrower or any stock or other equity interest in the Borrower, and (vi) the exercise by the Administrative Agent and the Banks of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding in each case, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of (y) the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction or (z) any investigative, administrative or judicial proceeding imposed or asserted against any Indemnitee by any bank regulatory agency or by any equity holder of such Indemnitee). The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.4Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits held for the benefit of third parties, and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit participated in by it, or, in the case of a Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks or Letter of Credit issued or participated in by such other Bank, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks or Letter of Credit issued or participated in by such other Banks shall be shared by the Banks pro rata; provided that (x) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes or the Letters of Credit, (y) the provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant and (z) the provisions of this Section shall not be construed to apply to any Extension made in accordance with Section 2.19. The Borrower agrees, to the fullest extent that it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.5Amendments and Waivers. Any provision of this Agreement (including any of the financial covenants given by the Borrower pursuant to Section 5.8), the Notes, the Letters of Credit or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks, (and, if the rights or duties of the Administrative Agent, the Fronting Banks or the Swingline Lenders are affected thereby (including pursuant to Section 2.16, Section 2.18, Article VII or Section 9.8), by the Administrative Agent, the Fronting Banks or the Swingline Lenders, as applicable) (and, if the rights or duties of only a specific Facility are affected thereby or if such amendment or waiver adversely affects the rights of a specific Facility in a manner that is different than such amendment or waiver effects the other Facility, the Majority Facility Banks for such Facility); provided that no such amendment or waiver shall (a) increase or decrease the Commitment of any Bank (except for any reduction or termination pursuant to Sections 2.9, 2.11 or 6.2), unless signed by such Bank, (b) reduce the principal of or rate of interest on any Loan or any fees specified herein, unless signed by each Bank affected thereby, (c) postpone the date fixed for any payment of principal of or interest on any Loan, or the expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date, or any fees hereunder or for any reduction or termination of any Commitment, unless signed by each Bank affected thereby (notwithstanding the foregoing, however, it is agreed that only the consent of the extending Banks shall be required for an Extension in accordance with Section 2.19), (d) release the Guaranty or otherwise release any other collateral, unless signed by each Bank affected thereby, (e) subordinate the Loans to any other Debt, unless signed by each Bank affected thereby, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the

Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 9.5 or any other provision of this Agreement, unless signed by each Bank affected thereby, (g) reduce the percentage specified in the definition of (i) Majority Facility Banks with respect to any Facility, unless signed by all of the Banks under such Facility, (iii) Required Revolving Credit Banks with respect to the Revolving Credit Facility, unless signed by all of the Revolving Credit Banks or (iii) Required Banks unless signed by all of the Banks, (h) change Section 2.12(c) or Section 9.4 in a manner that would alter the pro rata sharing of payments required thereby, unless signed by each Bank affected thereby or (i) change this Section 9.5 unless signed by each Bank affected thereby. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Lender affected thereby, (x) subject such Designated Lender to any additional obligations, (y) reduce the principal of, interest on, or other amounts due with respect to, the Designated Lender Note made payable to such Designated Lender, or (z) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to the Designated Lender Note made payable to the Designated Lender.

Section 9.6Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks (and any attempted assignment or transfer by the Borrower without such consent shall be void).

(b)Any Bank may at any time grant to one or more banks or other entities, other than the Borrower and its Affiliates (each a “Participant”) participating interests in any or all of its Commitments or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (a), (b), (c) or (d) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Section 8.4(d)(iii) (it being understood that the documentation required under Section 8.4(d)(iii) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 8.7 as if it were an assignee under paragraph (c) of this Section. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)Any Bank may at any time assign to one or more Eligible Assignees (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto executed by such Assignee and such transferor Bank, with (and subject to) the prior written consent of (x) the Administrative Agent, which consent shall not be unreasonably withheld or delayed, provided that no consent of the Administrative Agent shall be required for an assignment of (A) any Revolving Commitment to an assignee that is a Revolving Credit Bank (other than a Defaulting Lender) immediately prior to giving effect to such assignment, and (B) all or any portion of a Term Loan or a Term Loan Commitment to a Bank, an Affiliate of a Bank or an Approved Fund, (y) provided no Event of Default shall have occurred and be continuing, the Borrower, which consent shall not be unreasonably withheld or delayed, provided further, however, that no such consent by the Borrower shall be required in the case of an assignment to another Bank, an Affiliate of a Bank or an Approved Fund, and the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (z) in the case of an assignment of a Revolving Commitment, each Swingline Lender and each Fronting Bank, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, no Bank may assign or participate its interest to (x) the Borrower and its Affiliates, (y) a natural person or (z) a Defaulting Lender. Except in the case of an assignment to a Revolving Credit Bank or an Affiliate of a Revolving Credit Bank or an assignment of the entire remaining amount of the assigning Revolving Credit Bank's Revolving Commitments, the amount of the Revolving Commitments or Revolving Loans of the assigning Revolving Credit Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. Except in the case of an assignment to a Term Loan Bank or an Affiliate of a Term Loan Bank or an assignment of the entire remaining amount of the assigning Term Loan Bank's Term Loan Commitments or if the Term Loan Commitment Period has ended, such Term Loan Bank’s Term Loans, the amount of the Term Loan Commitments or Term Loans of the assigning Term Loan Bank subject to each such assignment (determined as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement (provided that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Bank’s rights and obligations in respect of only one Facility). The assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon execution and delivery (and acceptance and recording in the Register by the Administrative Agent) of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note or Notes are issued to the Assignee. In connection with any such assignment (except for an assignment by a Bank to its Affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.

(d)Any Bank that holds Revolving Commitments (each, a “Designating Lender”) may at any time designate one Designated Lender to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 9.6(d) and the provisions in Section 9.6(b) and (c) shall not apply to such designation. No Bank may designate more than one (1) Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Bank a Designated Lender Note payable to the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right (subject to the provisions of Section 2.3(b)) to make Money Market Loans on behalf of its Designating Lender pursuant to Section 2.3 after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower and the Banks for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.6 hereof and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding upon the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent, and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender or otherwise in accordance with the provisions of Section 9.6(b) and (c).

(e)Any Bank may at any time assign or pledge all or any portion of its rights under this Agreement and its Notes and the Letter(s) of Credit participated in by such Bank or, in the case of a Fronting Bank, issued by it, to secure obligations of such Bank, including any pledge to a Federal Reserve Bank or other central bank having jurisdiction over such Bank. No such assignment shall release the transferor Bank from its obligations hereunder or substitute any such assignee or pledgee for such Bank as a party hereto.

(f)No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or, with regard to Participations, to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable interest.

(g)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

Section 9.7USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

Section 9.8Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:

(a)fees shall cease to accrue on the Commitment(s) of such Defaulting Lender pursuant to Section 2.8;

(b)the Revolving Commitments, Term Loan Commitments and Term Loans of such Defaulting Lender shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.5, except that the Defaulting Lender’s consent shall be required in connection with any increase in such Defaulting Lender’s Commitment(s) pursuant to Section 9.5(a), any amendment pursuant to Section 9.5(b) affecting its Loans or pursuant to Section 9.5(z)), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Lender differently than other affected Banks shall require the consent of such Defaulting Lender;

(c)if any Swingline Loans or Letters of Credit exist at the time a Revolving Credit Bank becomes a Defaulting Lender then:

(i)all or any part of such liability, if any, with respect to Swingline Loans and Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Obligations under the Revolving Credit Facility plus such Defaulting Lender’s Revolving Commitment Percentage of Swingline Loans and Letter of Credit Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments (it being understood that under no circumstance shall any such Revolving Credit Bank at any time be liable for any amounts in excess of its Revolving Commitment) and (y) the conditions set forth in Section 3.2(d) and (e) are satisfied at the time of such reallocation (and unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Domestic Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Revolving Commitment Percentage of the Swingline Loans and (y) second, cash collateralize for the benefit of the Fronting Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s Revolving Commitment Percentage of the Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.4(a) for so long as such Letters of Credit are outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Commitment Percentage of the Letter of Credit Usage pursuant to this Section 9.8(c), the Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Letter of Credit Usage during the period such Defaulting Lender’s Revolving Commitment Percentage of the Letter of Credit Usage is cash collateralized;

(iv)if the Revolving Commitment Percentage of the non-Defaulting Lenders with respect to Letter of Credit Usage is reallocated pursuant to this Section 9.8(c), then the fees payable to the Banks pursuant to this Agreement shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Commitment Percentages; or

(v)if any Defaulting Lender’s Revolving Commitment Percentage of Letter of Credit Usage is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of any Fronting Bank or any other Bank hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Revolving Commitment Percentage of Letter of Credit Usage) and Letter of Credit Fees payable under Section 2.8 with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Letter of Credit Usage shall be payable to the applicable Fronting Bank until and to the extent that such Revolving Commitment Percentage of Letter of Credit Usage is reallocated and/or cash collateralized; and

(d)if such Bank is a Revolving Credit Bank, so long as such Bank is a Defaulting Lender, the Swingline Lenders shall not be required to fund any Swingline Loan and the Fronting Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the then Defaulting Lender’s then outstanding Revolving Commitment Percentage of the Letter of Credit Usage will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 9.8(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 9.8(c)(i) (and Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Bank shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Fronting Bank has a good faith belief that any Revolving Credit Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Credit Bank commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Fronting Bank shall be required to issue, amend or increase any Letter of Credit, unless a Swingline Lender or a Fronting Bank, as the case may be, shall have entered into arrangements with the Borrower or such Revolving Credit Bank, satisfactory to such Swingline Lender or such Fronting Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder.
In the event that the Administrative Agent, the Borrower, and if the Defaulting Lender is a Revolving Credit Bank, the Fronting Banks and the Swingline Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then the Revolving Commitment Percentages of the Banks with respect to Swingline Loans and Letters of Credit shall be readjusted to reflect the inclusion of such Revolving Credit Bank’s Revolving Commitment and on such date such Revolving Credit Bank shall purchase at par such of the Revolving Loans of the other Banks (other than Money Market Loans and Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Credit Bank to hold such Revolving Loans in accordance with its Revolving Commitment Percentage.
Section 9.9Governing Law; Submission to Jurisdiction.

(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK).

(b)Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent, any Bank or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 9.10Marshaling; Recapture. Neither the Administrative Agent nor any Bank shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Bank as of the date such initial payment, reduction or satisfaction occurred.

Section 9.11Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This

Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE BANKS, THE SWINGLINE LENDERS AND THE FRONTING BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.13Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

Section 9.14Domicile of Loans. Subject to the provisions of Article VIII, each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or Affiliate of such Bank.

Section 9.15Limitation of Liability. No claim may be made by the Borrower or any other Person against the Administrative Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agent of any of them for any special, indirect consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.16No Bankruptcy Proceedings. Each of the Borrower, the Banks, and the Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Maturity Date.

Section 9.17Optional Increase in Commitments. (a) At any time prior to the Maturity Date, provided no Event of Default shall have occurred and then be continuing, the Borrower may, elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $600,000,000 for all Incremental Commitments (so that after giving effect to all Incremental Commitments, the sum of the Revolving Commitments plus the principal amount of Term Loans made hereunder and pursuant to Section 2.1 plus the unused amount of Term Loan Commitments does not exceed $1,500,000,000). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent. Such Incremental Commitments shall be made either by designating a Qualified Institution not theretofore a Bank to become a Bank (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld) and/or by agreeing with an existing Bank or Banks that such Bank’s Commitment shall be increased, it being understood that no such existing Bank or Banks shall have any obligation to so increase its Commitment). Any arranger for the Incremental Commitments selected by the Borrower shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Banks or other Persons that are Qualified Institutions willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $25,000,000, (y) any Bank approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided that the Banks will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Bank so approached fails to respond within such ten (10) Business Day period after its receipt of such request, such Bank shall be deemed to have declined to provide such Incremental Commitments, and (z) any Bank or other Person that is a Qualified Institution (each, a “New Revolving Credit Bank” or “New Term Loan Bank,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, the Fronting Banks and the Swingline Lenders (each of which approvals shall not be unreasonably withheld), unless such New Revolving Credit Bank is an existing Revolving Credit Bank (other than a Defaulting Lender) with a Revolving Commitment at such time or such New Term Loan Bank is an existing Term Loan Bank or an Affiliate of an existing Bank. Upon execution and delivery by the Borrower and such Bank or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Commitment as therein set forth or such Qualified Institution shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that:

(i)the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks; and

(ii)the amount of such Incremental Increase, together with all other Incremental Increases in the aggregate amount of the Commitments pursuant to this Section 9.17 since the date of this Agreement, does not cause the sum of (x) the Term Loan Amount and (y) the Revolving Loan Amount to exceed $1,500,000,000.

(b)Upon any Incremental Commitments pursuant to this Section 9.17, within five (5) Business Days (in the case of any Base Rate Loans then outstanding) or at the end of the then current Interest Period with respect thereto (in the case of any Euro-Dollar Loans then outstanding), as applicable, each Bank’s Commitment Percentage shall be recalculated to reflect such Incremental Commitments and the outstanding principal balance of the Loans shall be reallocated among the Banks such that the outstanding principal amount of Loans owed to each Bank shall be equal to such Bank’s Commitment Percentage (as recalculated) thereof. All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter be made in accordance with each Bank’s recalculated Commitment Percentage. For purposes hereof, “Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (i) (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000), or (ii) is reasonably acceptable to the Administrative Agent.

(c)The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments. The terms and provisions of any New Term Loan Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Loan Maturity Date and the weighted average life to maturity of such New Term Loans shall not be shorter than the weighted average life to maturity of the existing Term Loans, (b) share ratably in any prepayments of the existing Term Loan Facility, unless the Borrower and the New Term Loan Banks in respect of such New Term Loans elect lesser payments and (c) otherwise be identical to the existing Term Loans or reasonably acceptable to the Administrative Agent and each New Term Loan Bank.

(d)On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Credit Banks shall assign to each of the New Revolving Credit Banks, and each of the New Revolving Credit Banks shall purchase from each of the Revolving Credit Banks, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Credit Banks and New Revolving Credit Banks ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Credit Bank shall become a Revolving Credit Bank with respect to its New Revolving Commitment and all matters relating thereto.

(e)On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Bank shall make a Term Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Bank shall become a Bank hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(f)The Administrative Agent shall notify the Banks promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Revolving Commitments and the New Revolving Credit Banks or the New Term Loan Commitments and the New Term Loan Banks, as applicable, and (ii) in the case of each notice to any Revolving Credit Bank, the respective interests in such Revolving Credit Bank’s Revolving Loans, in each case subject to the assignments contemplated by this paragraph.

(g)The effectiveness of any Incremental Commitments and the availability of any Borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and Borrowings and the use of proceeds thereof, (i) no Default or Event of Default has occurred and is continuing and (ii) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 5.1, the Borrower would have been in compliance with the financial covenants set forth in Section 5.8; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments; and (ii) a customary opinion of counsel to the Borrower (including in-house opinions in lieu of opinions of outside counsel, which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the applicable Banks, and (iii) if requested by any Bank, new Notes executed by the Borrower, payable to any new Bank, and replacement Notes executed by the Borrower, payable to any existing Bank.

(h)The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Credit Banks or New Term Loan Banks, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 9.17.

Section 9.18Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.19Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.

Section 9.20Transitional Arrangements.

(a)Existing Credit Agreement Superseded. This Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 9.20. On the Closing Date, (i) the Revolving Loans outstanding under the Existing Credit Agreement shall become Revolving Loans hereunder, (ii) the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or Obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and Obligations are assumed, ratified and affirmed by the Borrower; (iv) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Lenders’ interests in such Obligations, and participations in such Letters of Credit, shall be reallocated on the Closing Date in accordance with each Lender's applicable Revolving Commitment Percentages.

(b)Interest and Fees under Existing Credit Agreement. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Existing Credit Agreement as if such agreements were still in effect.

Section 9.21Confidentiality. Each of the Administrative Agent, the Fronting Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and such Persons shall either agree or have a legal obligation to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.22No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion, unless such other discretion is specified in this Agreement.
In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 9.23Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:

KILROY REALTY, L.P., a Delaware limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation, its general partner

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose Title: Executive Vice President, Chief Financial Officer and Secretary

By:	/s/ Michelle Ngo
Name: Michelle Ngo Title: Senior Vice President and Treasurer

Kilroy Realty, L.P.
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attn: Tyler Rose and Michelle Ngo
Telephone number: (310) 481-8400
Telecopy number: (310) 481-6580

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

ADMINISTRATIVE AGENT AND BANK:

JP MORGAN CHASE BANK, N.A., As Administrative Agent and as a Bank

By:	/s/ Nadeige Dang
Name: Nadeige Dang Title: Vice President

JPMorgan Chase Bank, N.A.
251 S. Lake Avenue, Suite 900
Pasadena, CA 91101
Attn: Nadeige Dang
Telephone: (626) 432-3958
Telecopy number: (646) 861-6193

Domestic and Euro-Dollar Lending Office:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Ops 2, 3rd Floor
Newark, DE 19713
Attn: Loan and Agency Services
Telephone: (302) 634-8814
Telecopy number: (302) 634-4733

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

SYNDICATION AGENT AND BANK:

BANK OF AMERICA, N.A.

By:	/s/ Helen Chan
Name: Helen Chan Title: Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin A. Stacker
Name: Kevin A. Stacker Title: Senior Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Nicolas Zitelli
Name: Nicolas Zitelli Title: Senior Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Patrick J. Brown
Name: Patrick J. Brown Title: Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

BANK OF THE WEST, a California banking corporation

By:	/s/ Sara J. Burns
Name: Sara J. Burns Title: Vice President

By:	/s/ Benjamin Arroyo
Name: Benjamin Arroyo Title: Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

BARCLAYS BANK PLC

By:	/s/ Craig Malloy
Name: Craig Malloy Title: Director

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

COMPASS BANK

By:	/s/ Brian Tuerff
Name: Brian Tuerff Title: Senior Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

MUFG UNION BANK, N.A.

By:	/s/ Katherine Davidson
Name: Katherine Davidson Title: Director

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

ROYAL BANK OF CANADA

By:	/s/ Dan LePage
Name: Dan LePage Title: Authorized Signatory

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CO-DOCUMENTATION AGENT AND BANK:

SUMITOMO MISUI BANKING CORPORATION

By:	/s/ Hideo Notsu
Name: Hideo Notsu Title: Managing Director

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

CITIBANK, N.A.

By:	/s/ John C. Rowland
Name: John C. Rowland Title: Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

COMERICA BANK

By:	/s/ Charles Weddell
Name: Charles Weddell Title: Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Michael P. Szuba
Name: Michael P. Szuba Title: Vice President

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

THE BANK OF NOVA SCOTIA

By:	/s/ Chad Hale
Name: Chad Hale Title: Director & Execution Head, REGAL

[Signature Page - Second Amended and Restated Credit Agreement (Kilroy)]

EXHIBIT A-1
REVOLVING NOTE

$____________	New York, New York
[Date]

For value received, KILROY REALTY, L.P., a Delaware limited partnership (the “Borrower”) promises to pay to _______________ (the “Revolving Credit Bank”), for the account of its Applicable Lending Office, the principal sum of ________________ DOLLARS ($_________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Revolving Credit Bank to the Borrower pursuant to the Credit Agreement referred to below on the Revolving Credit Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of each such Revolving Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Administrative Agent under the Credit Agreement (as defined below).
All Revolving Loans made by the Revolving Credit Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Revolving Credit Bank and, if the Revolving Credit Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Revolving Loan then outstanding may be endorsed by the Revolving Credit Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Revolving Credit Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Revolving Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of July 24, 2017, among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and as Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Wells Fargo Securities, LLC, as Joint Lead Arranger and Joint Bookrunner, PNC Capital Markets LLC, as Joint Lead Arranger, U.S. Bank National Association, as Joint Lead Arranger, and Bank of America, N.A., as Syndication Agent (as the same may be amended from time to time, the “Credit Agreement”).

[Signature Page to Follow]

A-2-1

Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

KILROY REALTY, L.P., a Delaware limited partnership
By: Kilroy Realty Corporation, a Maryland corporation, its general partner
By:
Name:
Title:
By:
Name:
Title:

A-1-2

Note (cont’d)
REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Loan	Type of Revolving Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

A-1-3

EXHIBIT A-2
TERM NOTE

$____________	New York, New York
[Date]

For value received, KILROY REALTY, L.P., a Delaware limited partnership (the “Borrower”) promises to pay to _______________ (the “Term Loan Bank”), for the account of its Applicable Lending Office, the principal sum of _______________ DOLLARS ($________) or, if less, the aggregate unpaid principal amount of all Term Loans made by the Term Loan Bank to the Borrower pursuant to the Credit Agreement referred to below on the Term Loan Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of each such Term Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Administrative Agent under the Credit Agreement (as defined below).
All Term Loans made by the Term Loan Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Term Loan Bank and, if the Term Loan Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Term Loan then outstanding may be endorsed by the Term Loan Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Term Loan Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Term Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of July 24, 2017, among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and as Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Wells Fargo Securities, LLC, as Joint Lead Arranger and Joint Bookrunner, PNC Capital Markets LLC, as Joint Lead Arranger, U.S. Bank National Association, as Joint Lead Arranger, and Bank of America, N.A., as Syndication Agent (as the same may be amended from time to time, the “Credit Agreement”).

[Signature Page to Follow]

A-2-1

Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

KILROY REALTY, L.P., a Delaware limited partnership
By: Kilroy Realty Corporation, a Maryland corporation, its general partner
By:
Name:
Title:
By:
Name:
Title:

A-2-2

Note (cont’d)

TERM LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Type of Term Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

A-2-3

EXHIBIT A-3
DESIGNATED LENDER NOTE
(Money Market Loans)

$____________	New York, New York
[Date]

For value received, KILROY REALTY, L.P., a Delaware limited partnership (the “Borrower”) promises to pay to _______________ (the “Bank”), for the account of its Applicable Lending Office, the principal sum of _________________ DOLLARS ($_________) or, if less, the aggregate unpaid principal amount of all Money Market Loans made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the Revolving Credit Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of each such Money Market Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Administrative Agent under the Credit Agreement (as defined below).
All Money Market Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Money Market Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Designated Lender Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of July 24, 2017, among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and as Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Wells Fargo Securities, LLC, as Joint Lead Arranger and Joint Bookrunner, PNC Capital Markets LLC, as Joint Lead Arranger, U.S. Bank National Association, as Joint Lead Arranger, and Bank of America, N.A., as Syndication Agent (as the same may be amended from time to time, the “Credit Agreement”).

[Signature Page to Follow]

A-3-1

Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

KILROY REALTY, L.P., a Delaware limited partnership
By: Kilroy Realty Corporation, a Maryland corporation, its general partner
By:
Name:
Title:
By:
Name:
Title:

A-3-2

Note (cont’d)
MONEY MARKET LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Money Market Loan	Type of Money Market Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

A-3-3

EXHIBIT B
Unencumbered Asset Pool Properties (Fee Interests)
3/31/2017

Property	Region
23925 Park Sorrento	LA and Ventura
23975 Park Sorrento	LA and Ventura
24025 Park Sorrento	LA and Ventura
2240 E. Imperial Highway	LA and Ventura
2250 E. Imperial Highway	LA and Ventura
909 Sepulveda Boulevard	LA and Ventura
999 Sepulveda Boulevard	LA and Ventura
1633 26th Street	LA and Ventura
3130 Wilshire Boulevard	LA and Ventura
2829 Townsgate Road	LA and Ventura
12225 El Camino Real	San Diego
12235 El Camino Real	San Diego
12340 El Camino Real	San Diego
12390 El Camino Real	San Diego
12780 El Camino Real	San Diego
12790 El Camino Real	San Diego
3579 Valley Center Drive	San Diego
3611 Valley Center Drive	San Diego
3661 Valley Center Drive	San Diego
3721 Valley Centre Drive	San Diego
3811 Valley Centre Drive	San Diego
13280 Evening Creek Drive South	San Diego
13290 Evening Creek Drive South	San Diego

Property	Region
13480 Evening Creek Drive North	San Diego
13500 Evening Creek Drive North	San Diego
13520 Evening Creek Drive North	San Diego
2355 Northside Drive	San Diego
2365 Northside Drive	San Diego
2375 Northside Drive	San Diego
2385 Northside Drive	San Diego
2305 Historic Decatur Road	San Diego
10390 Pacific Center Court	San Diego
10394 Pacific Center Court	San Diego
10398 Pacific Center Court	San Diego
10421 Pacific Center Court	San Diego
10445 Pacific Center Court	San Diego
10455 Pacific Center Court	San Diego
4690 Executive Drive	San Diego
250 Brannan Street	San Francisco
201 Third Street	San Francisco
301 Brannan Street	San Francisco
10220 NE Points Drive	Seattle
10230 NE Points Drive	Seattle
10210 NE Points Drive	Seattle
3933 Lake Washington Blvd NE	Seattle
6255 Sunset Blvd.	LA and Ventura
10900 NE 4th Street	Seattle
599 Mathilda	San Francisco
12233 W. Olympic Boulevard	LA and Ventura
El Segundo 2260 E Imperial Hwy	LA and Ventura

Property	Region
360 Third Street	San Francisco
401 Terry	Seattle
505-605 Mathilda	San Francisco
680 and 690 E. Middlefield Road	San Francisco
6121 W. Sunset Blvd- CS Ph1	LA and Ventura
6115 W. Sunset Blvd- CS Ph1	LA and Ventura
333 Brannan	San Francisco
350 Mission Street	San Francisco
1290-1300 Terra Bella	San Francisco
900 Jefferson Avenue (93% Interest)	Redwood City
900 Middlefield Road (93% Interest)	Redwood City
8560 West Sunset Blvd	LA and Ventura
8570 West Sunset Blvd	LA and Ventura
8580 West Sunset Blvd	LA and Ventura
8590 West Sunset Blvd	LA and Ventura
1525 N. Gower St.	LA and Ventura
1575 N. Gower St.	LA and Ventura
12770 El Camino Real	San Diego
1500 N. El Centro Ave.	LA and Ventura
1550 N. El Centro Ave.- Residential	LA and Ventura
100 First Street (56% Interest)	San Francisco
303 Second Street (56% Interest) (1)	San Francisco

(1)	There is currently a mortgage loan secured by the 303 Second Street property that will mature on 11/3/2017. Borrower shall cause such debt to be paid in full on or prior to 11/3/2017.

EXHIBIT C
UNENCUMBERED ASSET POOL PROPERTIES (LEASEHOLD INTERESTS)
03/31/2017

Property	Region
3750 Kilroy Airport Way	LA and Ventura
3760 Kilroy Airport Way	LA and Ventura
3780 Kilroy Airport Way	LA and Ventura
3800 Kilroy Airport Way	LA and Ventura
3880 Kilroy Airport Way	LA and Ventura
3840 Kilroy Airport Way	LA and Ventura
3900 Kilroy Airport Way	LA and Ventura
601 108th Avenue NE	Seattle
1701 Page Mill	San Francisco
3150 Porter Drive	San Francisco
837 N. 34th Street	Seattle
701 N. 34th Street	Seattle
801 N. 34th Street	Seattle

C-1

REAL PROPERTY SUBJECT TO INTERCOMPANY PLEDGE

Property	Region
501 Santa Monica Boulevard	LA and Ventura
12400 High Bluff Drive	San Diego
4100 Bohannon Drive	San Francisco
4200 Bohannon Drive	San Francisco
4300 Bohannon Drive	San Francisco
4400 Bohannon Drive	San Francisco
4500 Bohannon Drive	San Francisco
4600 Bohannon Drive	San Francisco
4700 Bohannon Drive	San Francisco
331 Fairchild Drive	San Francisco
1310 Chesapeake Terrace	San Francisco
1315 Chesapeake Terrace	San Francisco
1320-1324 Chesapeake Terrace	San Francisco
1325-1327 Chesapeake Terrace	San Francisco

C-2

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is [a Bank] [an Affiliate of [identify Bank]1]
3.	Borrower:	Kilroy Realty, L.P

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement
_________________________

[1]	Select as applicable.

5.	Credit Agreement:
The Second Amended and Restated Credit Agreement dated as of July 24, 2017 among Kilroy Realty, L.P., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee, if not already a Bank, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the General Partner and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
_________________________

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Loan Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Banks thereunder.

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent
By_________________________________
Title:
[Consented to:]4
[NAME OF RELEVANT PARTY]
By________________________________
Title:
______________________

[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Fronting Bank) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Bank.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E
Form of Money Market Quote Request
[Date]

To:	JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”)

From:	Kilroy Realty, L.P. (the “Borrower”)

Re:
Second Amended and Restated Credit Agreement, dated as of July 24, 2017, among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and as Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Wells Fargo Securities, LLC, as Joint Lead Arranger and Joint Bookrunner, PNC Capital Markets LLC, as Joint Lead Arranger, U.S. Bank National Association, as Joint Lead Arranger, and Bank of America, N.A., as Syndication Agent (as the same may be amended from time to time, the “Credit Agreement”).

We hereby give notice pursuant to Section 2.3 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Loan(s):
Date of Borrowing: __________________
Principal Amount    5        Interest Period6
$
Such Money Market Quotes should offer a Money Market [Margin][Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

_______________________

[5]	Amount must be $10,000,000 or a larger multiple of $500,000.

[6]	Not less than one month (LIBOR Auction) or not less than 30 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

E-1

The funding of Money Market Loans made in connection with this Money Market Quote Request [may/may not] be made by Designated Lenders.
Terms used herein have the meanings assigned to them in the Credit Agreement.

Kilroy Realty, L.P. By: Kilroy Realty Corporation
By:
Name:
Title:

By:
Name:
Title:

E-2

EXHIBIT F
Form of Invitation for Money Market Quotes

To:	[Name of Bank]

Re:	Invitation for Money Market Quotes to Kilroy Realty, L.P. (the “Borrower”)
Pursuant to Section 2.3 of the Second Amended and Restated Credit Agreement, dated as of July 24, 2017, among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and as Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Wells Fargo Securities, LLC, as Joint Lead Arranger and Joint Bookrunner, PNC Capital Markets LLC, as Joint Lead Arranger, U.S. Bank National Association, as Joint Lead Arranger, and Bank of America, N.A., as Syndication Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Loan(s):
Date of Borrowing: __________________
Principal Amount            Interest Period
$
Such Money Market Quotes should offer a Money Market [Margin][Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]
Please respond to this invitation by no later than 10:00 A.M. (New York City time) on [date].

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Authorized Officer

F-1

EXHIBIT G
Form of Money Market Quote

To:	JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative
Agent”)

Re:	Money Market Quote to Kilroy Realty, L.P. (the “Borrower”)
In response to your invitation on behalf of the Borrower dated _____________, 20__, we hereby make the following Money Market Quote on the following terms:

1.	Quoting Revolving Credit Bank: ________________________________

2.	Person to contact at quoting Revolving Credit Bank:
_____________________________

3.	Date of Borrowing: ____________________*

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	Money Market
Amount**	Period***	[Margin****]	[Absolute Rate*****]

$
$
[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $____________.]**
We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Second Amended and Restated Credit Agreement, dated as of July 24, 2017, among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and as Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Wells Fargo Securities, LLC, as

G-1

Joint Lead Arranger and Joint Bookrunner, PNC Capital Markets LLC, as Joint Lead Arranger, U.S. Bank National Association, as Joint Lead Arranger, and Bank of America, N.A., as Syndication Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours, [NAME OF BANK]
Dated:_______________	By:____________________________
Authorized Officer

G-2

Exhibit H
FORM OF DESIGNATION AGREEMENT
Dated _____________, 201_
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of July 24, 2017 (the “Credit Agreement”), among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and as Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Wells Fargo Securities, LLC, as Joint Lead Arranger and Joint Bookrunner, PNC Capital Markets LLC, as Joint Lead Arranger, U.S. Bank National Association, as Joint Lead Arranger, and Bank of America, N.A., as Syndication Agent. Terms defined in the Credit Agreement are used herein with the same meaning.
[NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNEE] (the “Designee”) and the Administrative Agent agree as follows:
1.The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Money Market Loans pursuant to Article III of the Credit Agreement. Any assignment by Designor to Designee of its rights to make a Money Market Loan pursuant to such Article III shall be effective at the time of the funding of such Money Market Loan and not before such time.
2.Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.
3.The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Articles IV and V of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon the Administrative Agent, the Designor or any other Revolving Credit Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees to be bound by each and every provision of each Loan Document and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Revolving Credit Bank.
4.The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Credit Agreement, to deliver and receive all communications and notices under the Credit Agreement and the other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or the other Loan Documents shall be binding on the Designee. The Borrower, the Administrative Agent and each of the Banks may rely on and are beneficiaries of the preceding provisions.
5.Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page thereto.
6.The Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Revolving Credit Maturity Date.
7.The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.
8.Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right (subject to the provisions of Section 2.3(b)) to make Money Market Loans as a Revolving Credit Bank pursuant to Section 2.3 of the Credit Agreement and the rights and obligations of a Revolving Credit Bank related thereto; provided, however, that the Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of such Designee which is not otherwise required to repay obligations of such Designated Lender which are then due and payable. Notwithstanding the foregoing, the Designor, as administrative agent for the Designee, shall be and remain obligated to the Borrower and the Revolving Credit Banks for each and every of the obligations of the Designee and its Designor with respect to the Credit Agreement, including, without limitation, any indemnification obligations under Section 7.6 of the Credit Agreement and any sums otherwise payable to the Borrower by the Designee.
9.This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
10.This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.
Effective Date:    ________________________, 201__

[NAME OF DESIGNOR], as Designor
By:	_____________________
Title:	_____________________

[NAME OF DESIGNEE] as Designoee
By:	_____________________
Title:	_____________________

Applicable Lending Office
[ADDRESS]

Accepted this _____ day
of ___________, 201_
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: _____________________
Title: ___________________

EXHIBIT I-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of Section 8.4(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]
By:
Name:
Title:
Date: ________ __, 201[_]

I-1

EXHIBIT I-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of 8.4(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]
By:
Name:
Title:
Date: ________ __, 201[_]

I-2-1

EXHIBIT I-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of 8.4(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 201[_]

I-3-1

EXHIBIT I-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 24, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of 8.4(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 201[_]

I-4-1

SCHEDULE 1A

LOAN COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$62,000,000.00
Bank of America, N.A.	$62,000,000.00
Wells Fargo Bank, National Association	$62,000,000.00
PNC Bank, National Association	$61,000,000.00
U.S. Bank, National Association	$61,000,000.00
Bank of the West	$52,000,000.00
Barclays Bank PLC	$52,000,000.00
Compass Bank	$52,000,000.00
MUFG Union Bank, N.A.	$52,000,000.00
Royal Bank of Canada	$52,000,000.00
Sumitomo Mitsui Banking Corporation	$52,000,000.00
Citibank, N.A.	$32,500,000.00
Comerica Bank	$32,500,000.00
KeyBank, National Association	$32,500,000.00
The Bank of Nova Scotia	$32,500,000.00
TOTAL	$750,000,000

Lender	Term Commitment
JPMorgan Chase Bank, N.A.	$12,000,000.00
Bank of America, N.A.	$12,000,000.00
Wells Fargo Bank, National Association	$12,000,000.00
PNC Bank, National Association	$12,000,000.00
U.S. Bank, National Association	$12,000,000.00
Bank of the West	$10,000,000.00
Barclays Bank PLC	$10,000,000.00
Compass Bank	$10,000,000.00
MUFG Union Bank, N.A.	$10,000,000.00
Royal Bank of Canada	$10,000,000.00
Sumitomo Mitsui Banking Corporation	$10,000,000.00
Citibank, N.A.	$7,500,000.00
Comerica Bank	$7,500,000.00
KeyBank, National Association	$7,500,000.00
The Bank of Nova Scotia	$7,500,000.00
TOTAL	$150,000,000

1A-1

SCHEDULE 1B

SWINGLINE COMMITMENTS

Lender	Swingline Commitment
JPMorgan Chase Bank, N.A.	$16,666,667
Bank of America, N.A.	$16,666,667
Wells Fargo Bank, N.A.	$16,666,666
TOTAL	$50,000,000

Swingline Lender Notice Information:

Bank of America, N.A.
Felicia Parker
Tel: 980-683-2812
fparker3@bankofamerica.com

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: 302-634-4834
Fax: 302-634-4733
Email: ali.zigami@chase.com

Wells Fargo Bank, N.A.
Mary Kjornes
Wells Fargo Bank
CRE Loan Servicing Specialist
600 South 4th Street, 9th Floor
Minneapolis, MN  55415
612-667-7440
866-968-5584
Mary.B.Kjornes@wellsfargo.com

with a copy to:

Kevin Stacker
Wells Fargo Bank
Senior Vice President
1800 Century Park East, 12th Floor
Los Angeles, CA 90067
310-789-3768

1B-1

Kevin.a.Stacker@wellsfargo.com and
Patty Cabrera - 916-788-4672
pcabrera@wellsfargo.com

1B-2

SCHEDULE 1C

LETTER OF CREDIT COMMITMENTS

Lender	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$16,666,667
Bank of America, N.A.	$16,666,667
Wells Fargo Bank, N.A.	$16,666,666
TOTAL	$50,000,000

Fronting Bank Notice Information:

Bank of America, N.A.
LC request: Scranton_standby_LC@bankofamerica.com
Cc: John Yzeik - Tel: 570-496-9588
Jennifer Whitlock- Tel: 570-496-9586
Late staff (11:30am until 8:00pm ET):
Charles Herron - Tel: 570-496-9564

JPMorgan Chase Bank, N.A.
JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33610
Attention: Standby LC Unit
Tel: 800-364-1969
Fax: 856-294-5267
Email: gts.ib.standby@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: 302-634-4834
Fax: 302-634-4733
Email: ali.zigami@chase.com

1C-1

Wells Fargo Bank, N.A.
Kevin Stacker
Wells Fargo Bank
Senior Vice President
1800 Century Park East, 12th Floor
Los Angeles, CA 90067
310-789-3768

Kevin.a.Stacker@wellsfargo.com and
Patty Cabrera - 916-788-4672
pcabrera@wellsfargo.com

1C-2

SCHEDULE 4.22

LABOR MATTERS

There is a Collective Bargaining Agreement in place between BOMA Greater Los Angeles, Inc. and the International Union of Operating Engineers Local No. 501, AFL-CIO. There are four (4) KRLP employees who are members of the Union and therefore covered by this Agreement.

4.22-1

SCHEDULE 5.16

Specified Unencumbered Real Property Assets

Property	Region
501 Santa Monica Boulevard	LA and Ventura
12400 High Bluff Drive	San Diego
4100 Bohannon Drive	San Francisco
4200 Bohannon Drive	San Francisco
4300 Bohannon Drive	San Francisco
4400 Bohannon Drive	San Francisco
4500 Bohannon Drive	San Francisco
4600 Bohannon Drive	San Francisco
4700 Bohannon Drive	San Francisco
331 Fairchild Drive	San Francisco
1310 Chesapeake Terrace	San Francisco
1315 Chesapeake Terrace	San Francisco
1320-1324 Chesapeake Terrace	San Francisco
1325-1327 Chesapeake Terrace	San Francisco

SPECIFIED NORGES JV ASSETS

Property	Region
100 First Street (56% Interest)	San Francisco
303 Second Street (56% Interest)	San Francisco

5.16-1